Exhibit 10.5

*** Certain information in this document has been excluded pursuant to Regulation S-K, item 601(b)(10). Such excluded information is not material and is information that the company treats as private or confidential. Such omitted information is indicated by brackets (“[***]”) in this exhibit. ***

AGREEMENT OF PURCHASE AND SALE

BETWEEN

HERSHEY CANADA INC.

- AND -

CANOPY GROWTH CORPORATION and TWEED INC.

1 Hershey Drive,
Smiths Falls, Ontario

August 15, 2023

TABLE OF CONTENTS

Article 1 INTERPRETATION		4
1.1	Definitions	4
1.2	Business Days	10
1.3	Schedules and Addendum	10
1.4	Interpretation	11
Article 2 AGREEMENT OF PURCHASE AND SALE		12
2.1	Agreement of Purchase and Sale	12
2.2	Vendor Deliveries	12
2.3	Access by Purchaser and Release of Information	12
2.4	Reliance Letters	13
Article 3 PURCHASE PRICE		13
3.1	Purchase Price	13
3.2	Payment of Purchase Price	13
3.3	Interest on Deposit	14
3.4	Adjustments	14
3.5	Allocation of Purchase Price	16
3.6	Realty Tax Appeals & Efforts to Reduce Taxes	16
Article 4 DUE DILIGENCE AND INSPECTIONS		17
4.1	Due Diligence Period	17
4.2	Cancellation during Due Diligence Period	17
4.3	Extended Due Diligence Period	18
4.4	Cancellation During Extended Due Diligence Period	18
4.5	Title Examination and Requisitions	19
Article 5 REPRESENTATIONS, WARRANTIES AND COVENANTS		19
5.1	Representations and Warranties of Vendor	19
5.2	Indemnity Re Construction Liens	22
Article 6 Representations and Warranties AND COVENANTS of Purchaser		22
6.1	Representations and Warranties of Purchaser	22
6.2	Non-Waiver	23
6.3	Survival	23
6.4	HST	23
6.5	Employees	24
Article 7 CONDITIONS AND CONSENTS		24
7.1	Conditions of the Purchaser	24

7.2	Conditions of the Vendor	26
7.3	Non‑Satisfaction of Conditions	26
7.4	Satisfaction of Conditions	27
7.5	Not Conditions Precedent	27
Article 8 PREPARATION OF CLOSING DOCUMENTS		27
8.1	Vendor’s Closing Documents	27
8.2	Purchaser’s Closing Documents	28
8.3	Registration and Other Costs	29
8.4	Transition Services Agreement	29
8.5	Single Transaction	29
8.6	Remaining Vendor Confidential Documents	30
Article 9 OPERATION UNTIL CLOSING		31
9.1	Operation Until Closing	31
9.2	Risk	32
9.3	Exclusivity	32
9.4	Default	33
Article 10 PLANNING ACT COMPLIANCE		33
10.1	Planning Act Compliance	33
10.2	Extension of the Closing Date	34
10.3	Purchaser Self-Help Right	34
10.4	Planning Act Compliance Not Obtained	35
Article 11 GENERAL		35
11.1	Joint and Several Liability of Vendor	35
11.2	Obligations as Covenants	35
11.3	Amendment of Agreement	35
11.4	Further Assurances	35
11.5	Waiver	36
11.6	Subdivision Control	36
11.7	Solicitors as Agents	36
11.8	Non-Merger	36
11.9	Public Announcements	36
11.10	Confidentiality	36
11.11	Expenses & Broker Commissions	37
11.12	Assignment	37

11.13	Successors and Assigns	37
11.14	Notices	38
11.15	Email and Counterparts	39

AGREEMENT OF PURCHASE AND SALE

THIS AGREEMENT is made as of the 15th day of August, 2023 (the “Effective Date”).

BETWEEN:

HERSHEY CANADA INC.

(hereinafter referred to as the “Purchaser”)

OF THE FIRST PART;

- and -

CANOPY GROWTH CORPORATION and TWEED INC.

(hereinafter, collectively, referred to as the “Vendor”)

OF THE SECOND PART:

WHEREAS the Vendor has agreed to sell the Purchased Assets to the Purchaser and the Purchaser has agreed to purchase the Purchased Assets from the Vendor on the terms and subject to the conditions of this Agreement.

NOW THEREFORE, in consideration of the mutual covenants and agreements set out in this Agreement and for other good and valuable consideration (the receipt and adequacy of which are acknowledged), the parties covenant and agree as follows:

Article 1
INTERPRETATION

1.1 Definitions

The terms defined herein shall have, for all purposes of this Agreement, the following meanings, unless the context expressly or by necessary implication otherwise requires:

(a) “Agent” means the Vendor’s Solicitors, in their capacity as escrow agent in accordance with the terms and conditions of the Escrow Agreement.

(b) “Acceptance Notice” has the meaning ascribed to it in Section 4.2.

(c) “Adjustments” means the adjustments to the Purchase Price for the Purchased Assets provided for and determined pursuant to Section 3.4.

(d) “Agreement” means this agreement of purchase and sale and the attached Schedules, as amended from time to time, and “Article”, “Section” and “Schedule” mean the specified article, section or schedule, as the case may be, of this Agreement.

(e) “Alternative Transaction” has the meaning ascribed to it in Section 9.3.

(f) “Applicable Laws” means, with respect to any Person, property, transaction or event, all laws, by-laws, rules, regulations, orders, judgments, decrees, decisions or other requirements having the force of law relating to or applicable to such Person, property, transaction or event.

(g) “Assignment and Assumption of Assumed Contracts” means an assignment by the Vendor, and an assumption by the Purchaser, from and after the Closing Date, of the Vendor’s right, title, interest, obligations, duties and liabilities in and under the Assumed Contracts.

(h) “Assignment and Assumption of Permitted Encumbrances” means an assignment by the Vendor, and an assumption by the Purchaser, from and after the Closing Date, of the Vendor’s right, title, interest, obligations, duties and liabilities in and under the Permitted Encumbrances, including a covenant by the Purchaser to assume all obligations of the Vendor under the Permitted Encumbrances from and including the Closing Date and to indemnify the Vendor in respect thereof and a covenant by the Vendor to indemnify the Purchaser for any matters relating to the Permitted Encumbrances during the period prior to the Closing Date.

(i) “Assignment of Rights” means an assignment by the Vendor, from and after the Closing Date, of the Vendor’s right, title, interest and benefit in and under the Rights, to the extent they are assignable.

(j) “Assignment of Warranties” means an assignment by the Vendor, from and after the Closing Date of the Vendor’s right, title, interest and benefit in and under any Warranties, to the extent they are assignable.

(k) “Assumed Contracts” means those service and maintenance contracts (i) delivered or made available to the Purchaser with the Vendor Deliveries and (ii) which the Purchaser notifies the Vendor, in writing, during the Due Diligence Period (or the Extended Due Diligence Period, if and as applicable) that it wishes to assume on Closing.

(l) “Building” means the building constructed on the Purchased Lands and all other structures and improvements located on, in or under the Purchased Lands.

(m) “Business Day” means any day other than a Saturday, Sunday, or statutory holiday in the Province of Ontario.

(n) “Chattels” means all equipment, Fixtures, and other chattels of the Vendor located on the Property as at the Effective Date (which for the avoidance of doubt, shall include but shall not be limited to, all material handling equipment (including batteries and charging equipment), racking, security and environmental systems, office furnishings), and all other equipment, Fixtures and other chattels subsequently purchased by the Vendor in replacement or substitution therefor during the Interim Period (but explicitly excluding the Excluded Chattels), as set out in further detail within the Final List of Chattels.

(o) “Claim” means any claim, demand, action, cause of action, damage, loss, cost, liability or expense, including reasonable professional fees and all costs incurred in investigating or pursuing any of the foregoing or any proceeding relating to any of the foregoing.

(p) “Closing” means the closing of the transaction of purchase and sale of the Purchased Assets contemplated by this Agreement, including the satisfaction of the Purchase Price and the delivery of the Closing Documents for the Purchased Assets, on the Closing Date.

(q) “Closing Date” means the earlier of (a) the first Thursday which is at least thirty (30) calendar days following the earlier of (i) the delivery of the Acceptance Notice and (ii) the waiver of the Purchaser’s Due Diligence Condition (or the Purchaser’s Extended Due Diligence Condition, if and as applicable); and (b) the last Business Day in the month of September, 2023, subject to the Sections 10.2 and 10.4.

(r) “Closing Documents” means the agreements, instruments and other documents to be delivered by the Vendor to the Purchaser or the Purchaser’s Solicitors pursuant to Section 8.1 and the agreements, instruments and other documents to be delivered by the Purchaser to the Vendor or the Vendor’s Solicitors pursuant to Section 8.2.

(s) “Confidential Information” has the meaning ascribed to it in Section 11.10.

(t) “Confidentiality Agreement” means the confidentiality agreement entered into between the Purchaser and Canopy Growth Corporation dated March 23, 2023 (the “Confidentiality Agreement”).

(u) “Consultants” has the meaning ascribed to it in Section 2.4.

(v) “Decommissioning Report” has the meaning ascribed to it in Section 7.1(b).

(w) “Deposits” means the First Deposit, the Second Deposit, the Extension Deposit (if and as applicable), and the Third Deposit.

(x) “Due Diligence Condition” has the meaning ascribed to it in Section 4.1.

(y) “Due Diligence Date” has the meaning ascribed to it in Section 4.2.

(z) “Due Diligence Period” has the meaning ascribed to it in Section 4.1.

(aa) “Encumbrance” means any pledge, lien, charge, security agreement, security interest, lease, sublease, title retention agreement, mortgage, encumbrance, easement, right-of-way, restrictive covenant, encroachment, option, right of first refusal or adverse Claim of any kind or character whatsoever.

(bb) “Environmental Laws” means all Applicable Laws concerning pollution or protection of the natural environment or otherwise relating to the environment or health or safety matters, including Applicable Laws pertaining to (i) reporting, licensing, permitting, investigating and remediating the presence of Hazardous Substances, and (ii) the storage, generation, use, handling, manufacture, processing, transportation, treatment, Release and disposal of Hazardous Substances.

(cc) “Escrow Agreement” means the escrow agreement dated June 8, 2023 executed between the Vendor, the Purchaser and the Agent.

(dd) “Excluded Chattels” means: (i) equipment of the Vendor located on the Property that is unique to cannabis production, as set out in further detail within the Final List of Excluded Chattels; and (ii) Remaining Vendor Confidential Documents.

(ee) “Exclusivity Period” has the meaning ascribed to it in Section 9.3.

(ff) “Extended Due Diligence Condition” has the meaning ascribed to it in Section 4.3.

(gg) “Extended Due Diligence Date” has the meaning ascribed to it in Section 4.4.

(hh) “Extended Due Diligence Notice” has the meaning ascribed to it in Section 4.3.

(ii) “Extended Due Diligence Period” has the meaning ascribed to it in Section 4.3.

(jj) “Extension Deposit” has the meaning ascribed to it in Section 3.2(c).

(kk) “Final List of Chattels” means the itemized list of chattels that shall be prepared by the Vendor and reviewed and approved by the Purchaser during the Due Diligence Period (and/or Extended Due Diligence Period, if and as applicable).

(ll) “Final List of Excluded Chattels” means the itemized list of excluded chattels that shall be prepared by the Vendor and reviewed and approved by the Purchaser during the Due Diligence Period (and/or Extended Due Diligence Period, if and as applicable).

(mm) “First Deposit” has the meaning ascribed to it in Section 3.2(a).

(nn) “Fixtures” means, as applicable, fixtures, appurtenances and attachments, including systems of a mechanical nature and without limiting the generality of the foregoing, heating, lighting, air-conditioning, plumbing, electrical, ventilation, water, elevator, mechanical and drainage systems, parking equipment and systems, and window coverings, awnings, fixed carpeting, boilers and fittings owned by the Vendor.

(oo) “Governmental Authority” means any government, regulatory authority, governmental department, agency, commission, board, tribunal or court or other law, rule or regulation-making entity having jurisdiction on behalf of any nation, province or state or other subdivision thereof or any municipality, district or other subdivision thereof.

(pp) “Hazardous Substances” means any substance or material that is prohibited, controlled or regulated by any Governmental Authority pursuant to Environmental Laws, including contaminants, pollutants, dangerous substances, dangerous goods, liquid wastes, industrial wastes, hauled liquid wastes, radioactive wastes, toxic substances, hazardous wastes, hazardous materials or hazardous substances as defined in any Environmental Laws.

(qq) “HST” means the goods and services tax and/or the harmonized sales tax payable pursuant to the Excise Tax Act (Canada).

(rr) “HST Certificate and Indemnity” means the certificate and indemnity to be delivered in accordance with Section 6.4.

(ss) “including” means including without limitation.

(tt) “Interim Period” means the period between the Effective Date and the Closing Date.

(uu) “Internal Approval Condition” has the meaning ascribed to it in Section 4.1.

(vv) “Irradiation Equipment” means the electron beam irradiation system owned and provided by Mevex Corporation to Canopy Growth Corporation pursuant to the terms of that services agreement dated as of March 28, 2018.

(ww) “Key Employees” has the meaning ascribed to it in Schedule F hereto.

(xx) “List of Key Employees” has the meaning ascribed to it in Schedule F hereto.

(yy) “LOI” means the Letter of Intent dated May 12, 2023 executed between the parties in relation to the transaction contemplated herein.

(zz) “Minimum Service Standards” has the meaning ascribed to it in Schedule F hereto.

(aaa) “Open Permits” means building permit #2019-043 for a renovation and building permit #2020-025 for an emergency standby power system.

(bbb) “Outside Severance Date” has the meaning ascribed to it in Section 10.2.

(ccc) “Permitted Encumbrances” means, collectively, (i) those Encumbrances and other matters affecting title to the Property as set out in Schedule D hereto, and (ii) any other Encumbrance which has been consented to by the Purchaser in writing.

(ddd) “Person” is to be broadly interpreted and includes an individual, a corporation, a partnership, a trust, an unincorporated organization, the government of a country or any political subdivision thereof, or any agency or department of any such government, and the executors, administrators or other legal representatives of an individual in such capacity.

(eee) “Planning Act” means the Planning Act (Ontario).

(fff) “Planning Act Compliance” means that the Vendor has either (i) completed the Town Lands Conveyance; or (ii) obtained the Severance Consent.

(ggg) “Planning Act Compliance Deadline” has the meaning ascribed to it in Section 7.1(c).

(hhh) “Property” means the Purchased Lands and the Building.

(iii) “Purchase Price” means the purchase price for the Purchased Assets as set out in Section 3.1.

(jjj) “Purchased Assets” means, collectively, all of the right, title and interest of the Vendor in the Purchased Lands, the Building, the Chattels, the Assumed Contracts, the Warranties and the Rights.

(kkk) “Purchased Lands” means that portion of the Vendor’s Lands, as described and illustrated in Schedule B hereto.

(lll) “Purchaser’s Broker” means Jones Lang LaSalle, 110 Matheson Blvd. W., Suite 107, Mississauga, ON Attn: Kathy Kolodziej, SVP Industrial.

(mmm) “Purchaser’s Solicitors” means Miller Thomson LLP, attention: Aaron Atcheson.

(nnn) “Release” has the meaning given to it under any applicable Environmental Laws, including any release, spill, leak, pumping, pouring, emission, emptying, discharge, injection, escape, leaching, disposal, dumping, deposit, spraying, burial, abandonment, incineration, seepage or placement.

(ooo) “Remainder Lands” means the balance of the Vendor’s Lands excluding the Purchased Lands (and, if the Town Lands Conveyance has not been completed, including the Town Lands), which lands will be retained by the Vendor following the conveyance of the Purchased Lands.

(ppp) “Reliance Letters” has the meaning ascribed to it in Section 2.4.

(qqq) “Remaining Vendor Confidential Documents” has the meaning ascribed to it in Section 8.6.

(rrr) “Representative” means a director, officer, employee, agent, potential partners, potential investors, solicitor, accountants or other advisor or representative.

(sss) “Requisite Deliveries” has the meaning ascribed to it in Section 8.5.

(ttt) “Rights” means all rights and benefits pertaining to the Property and not otherwise the subject of the Assignment and Assumption of Assumed Contracts and the Assignment of Warranties, and including the interest of the Vendor in any permits or licences for the use and operation of the Property, to the extent the same are assignable.

(uuu) “Sale of the Vendor’s Business” has the meaning ascribed to it in Section 9.3.

(vvv) “Severance Consent” means a consent from the relevant Governmental Authority pursuant to Part VI of the Planning Act with respect to the severance and conveyance of the Purchased Lands separate from the balance of the Vendor’s Lands, approved in final form, which means that the relevant Governmental Authority has issued a final, binding and registrable certificate of consent for the Purchased Lands with all conditions of such consent pre-approved by the Purchaser and satisfied in accordance with Article 10 and which is not subject to any appeals and cannot be further appealed.

(www) “Second Deposit” has the meaning ascribed to it in Section 3.2(b).

(xxx) “Tax Bills” has the meaning ascribed to it in Section 3.4(e).

(yyy) “Third Deposit” has the meaning ascribed to it in Section 3.2(d).

(zzz) “Town” means the Corporation of the Town of Smiths Falls.

(aaaa) “Town Lands” means that portion of the Vendor’s Lands, as described and illustrated in Schedule B-1 hereto.

(bbbb) “Town Lands Conveyance” means the conveyance of the Town Lands by the Vendor to the Town, such that the Purchased Lands do not abut any other part of the Vendor’s Lands;

(cccc) “Transition Services Agreement” has the meaning ascribed to it in Section 8.4.

(dddd) “TSA Contracts” means those service and maintenance contracts (i) delivered or made available to the Purchaser with the Vendor Deliveries and (ii) which the Purchaser notifies the Vendor, in writing, during the Due Diligence Period (or the Extended Due Diligence Period, if and as applicable) that it wishes the Vendor to maintain through the Term of the Transition Services Agreement, in accordance with the terms of the Transition Services Agreement.

(eeee) “TSA Services” has the meaning ascribed to it in Schedule F hereto.

(ffff) “Unacceptable Conditions” has the meaning ascribed to it in Section 10.1(c).

(gggg) “Vendor Deliveries” means true and complete copies of all material Purchased Assets-related documents and agreements, copies of operating statements, reports prepared within the 2 calendar years immediately preceding the Effective Date, or such longer time period as specified in Schedule C hereto (including all such environmental, structural and engineering reports), plans and specifications, any existing survey, and all other material documents relating to the ownership, operation, maintenance and condition of the Property which are in the Vendor’s possession or control, including, but not limited to, those items more particularly set out in Schedule C hereto which are in the Vendor’s possession or control, but explicitly excluding documents and agreements unique to cannabis production.

(hhhh) “Vendor’s Lands” means the real property municipally known as 1 Hershey Drive, Smiths Falls, Ontario, and legally described in Schedule A hereto.

(iiii) “Vendor’s Solicitors” means Cassels Brock & Blackwell LLP, attention: Andrew Salem.

(jjjj) “Warranties” means all existing warranties and guarantees, if any, remaining in existence, for the construction and the existing operation of the Building and the Chattels, to the extent the same are assignable.

1.2 Business Days

Where anything is required to be done under this Agreement on a day that is not a Business Day, then the day for such thing to be done shall be the next following Business Day.

1.3 Schedules and Addendum

The following Schedules are attached to and form part of this Agreement:

Schedule A Legal Description of Vendor’s Lands

Schedule B Illustration of Purchased Lands

Schedule B-1 Description of Town Lands

Schedule C Vendor Deliveries

Schedule D Permitted Encumbrances

Schedule E Access Agreement

Schedule F Transition Services Agreement Key Terms

1.4 Interpretation

(a) Headings and Table of Contents. The division of this Agreement into Articles and Sections, the insertion of headings, and the provision of any table of contents are for convenience of reference only and shall not affect the construction or interpretation of this Agreement.

(b) Number and Gender. Unless the context requires otherwise, words importing the singular include the plural and vice versa and words importing gender include all genders.

(c) Entire Agreement. This Agreement and all of the Schedules to this Agreement, constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and, except as stated in this Agreement and any of the Schedules to this Agreement, contains all of the representations, undertakings and agreements of the parties. This Agreement supersedes all prior negotiations or agreements between the parties, whether written or verbal, with respect to the subject matter of this Agreement, excepting only the Confidentiality Agreement which is incorporated herein by reference.

(d) Currency. All references to money shall refer to Canadian funds. All certified cheques or bank drafts to be tendered pursuant to this Agreement shall be drawn on one of the six largest Schedule I Canadian chartered banks.

(e) Severability. If any provision contained in this Agreement or its application to any Person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Agreement or the application of such provision to Persons or circumstances other than those to which it is held invalid or unenforceable, shall not be affected, and each provision of this Agreement shall be separately valid and enforceable to the fullest extent permitted by law.

(f) Statute References. Any reference in this Agreement to any statute or any section thereof shall, unless otherwise expressly stated, be deemed to be a reference to such statute or section as amended, restated or re-enacted from time to time.

(g) Time. Time shall be of the essence of this Agreement. Except as expressly set out in this Agreement, the computation of any period of time referred to in this Agreement shall exclude the first day and include the last day of such period. The time limited for performing or completing any matter under this Agreement may be extended or abridged by an agreement in writing by the parties or by their respective solicitors.

(h) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the applicable laws of Canada.

(i) Liability of Officer. If any statement is made in this Agreement or in any document or instrument contemplated to be delivered in this Agreement by any individual who is an officer of any party hereto, such statement shall be deemed to have been made in his or her capacity as an officer of such party and shall be made without personal liability to that individual.

Article 2
AGREEMENT OF PURCHASE AND SALE

2.1 Agreement of Purchase and Sale

The Vendor hereby agrees to sell, transfer, assign, set over and convey the Purchased Assets to the Purchaser, and the Purchaser hereby agrees to purchase and acquire the Purchased Assets from the Vendor for the Purchase Price on the Closing Date, on and subject to the terms and conditions of this Agreement.

2.2 Vendor Deliveries

No later than five (5) Business Days following the Effective Date, to the extent not already delivered or made available to the Purchaser, the Vendor shall deliver to the Purchaser, the Vendor Deliveries. The Vendor will promptly notify the Purchaser should the Vendor become aware of any of any change in any information contained in the Vendor Deliveries provided to the Purchaser under this Agreement. Upon request of the Purchaser, from time to time after the Effective Date, the Vendor shall make available or deliver to the Purchaser, within two (2) Business Days after such request, or such other period of time as may be reasonably requested by the Vendor or required given the nature of the request, such further information and documentation relating to the Property in the possession or control of the Vendor as the Purchaser may reasonably require in order to conduct its due diligence with respect to the construction, ownership, management, operation or development of the Property.

2.3 Access by Purchaser and Release of Information

(a) Access. During the Due Diligence Period (and the Extended Due Diligence period, if and as acceptable), the Purchaser and its Representatives shall be entitled to have access to the Property for the purpose of making any inspections, investigations or tests (including soil tests), comprehensive environmental audits or assessments (including but not limited to a Phase I and Phase II environmental assessment) and surveys in respect of the Property that the Purchaser considers to be necessary or desirable, including, without limitation, physical and structural inspections, in accordance with, and on the terms and conditions contained in the Access Agreement dated May 12, 2023, between Tweed Inc. and the Purchaser, a copy of which is appended hereto as Schedule E. The Vendor represents and warrants to the Purchaser that it has the necessary authority to grant the right of access hereinbefore set out to the Purchaser and its Representatives. The parties confirm and agree that notwithstanding that Canopy Growth Corporation is not a party to the Access Agreement, Canopy Growth Corporation shall abide and be jointly and severally bound by the provisions of the Access Agreement applicable to Tweed Inc. contained therein as if it had been an original party to the Access

Agreement. The parties further confirm and agree that a termination of the Access Agreement by the Vendor, except for a termination as a result of Purchaser or its Agents (as such term is defined in the Access Agreement) breach of their respective covenants under the Access Agreement, prior to the termination of this Agreement shall be considered a Vendor default under this Agreement and entitle Purchaser to avail to the remedies set out in Section 9.4(a) of this Agreement at its option.

(b) Release of Information. The Vendor hereby consents to the release to the Purchaser and its Representatives by all appropriate Governmental Authorities of all information relating to the Purchased Assets and the Vendor further agrees to execute such written consents, in a form satisfactory to the Purchaser, acting reasonably, within three (3) calendar days of request therefor. Such consents shall expressly state that they do not authorize any inspections of the Property by Governmental Authorities.

(c) The exercise of any right of access, examination or inspection by or on behalf of the Purchaser contained herein shall be carried out at the Purchaser’s expense, but shall not affect, reduce, lessen or mitigate any of the representations, warranties or covenants made by the Vendor or any condition to the Purchaser’s obligation to proceed with or complete the transaction of purchase and sale of the Purchased Assets herein contemplated, all of which shall continue in full force and effect notwithstanding.

2.4 Reliance Letters

Upon request of the Purchaser, the Vendor will undertake commercially reasonable efforts to provide such consents as may be required by the authors of any Vendor Deliveries authored or issued by or on behalf of those counterparties who are contracting with the Vendor or affiliates of the Vendor (“Consultants”) for such Consultants to provide reliance letters and like privity-creating documentation addressed to the Purchaser and allowing the Purchaser to rely on same (the "Reliance Letters"), at the Purchaser’s sole expense. The Vendor shall have no obligation to obtain any Reliance Letters from Consultants or provide any Reliance Letters to the Purchaser.

Article 3
PURCHASE PRICE

3.1 Purchase Price

The purchase price for the Purchased Assets shall be Fifty-Three Million and One Hundred Thousand Dollars (CAD$53,100,000.00) (the “Purchase Price”).

3.2 Payment of Purchase Price

The Purchase Price payable by the Purchaser on the Closing Date for the Purchased Assets, subject to the Adjustments, shall be paid and satisfied in the following manner:

(a) The parties confirm and agree that an initial deposit of FIVE HUNDRED THOUSAND DOLLARS (CAD$500,000.00) (the “First Deposit”) has been remitted by the Purchaser in accordance with the terms and conditions of the LOI, and is and shall continue to be held “in trust” by the Agent pending completion or other termination of this Agreement and to be credited on account of the Purchase Price on Closing;

(b) Within five (5) Business Days of mutual execution of this Agreement, the Purchaser shall remit an additional deposit of ONE MILLION DOLLARS (CAD$1,000,000.00) (the “Second Deposit”), to be held “in trust” by the Agent pending completion or other termination of this Agreement and to be credited on account of the Purchase Price on Closing;

(c) Within five (5) Business Days of delivery of the Extended Due Diligence Notice as set out in Section 4.3 (if applicable), the Purchaser shall remit an additional deposit of FIVE HUNDRED THOUSAND DOLLARS (CAD$500,000.00) (the “Extension Deposit”), to be held “in trust” by the Agent pending completion or other termination of this Agreement and to be credited on account of the Purchase Price on Closing;

(d) Within five (5) Business Days of the Due Diligence Date (or Extended Due Diligence Date, if and as applicable), the Purchaser shall remit an additional deposit of FIVE HUNDRED THOUSAND DOLLARS (CAD$500,000.00) (the “Third Deposit”), to be held “in trust” by the Agent pending completion or other termination of this Agreement and to be credited on account of the Purchase Price on Closing; and

(e) On Closing, the Purchaser shall pay the balance of the Purchase Price (subject to all Adjustments provided for in this Agreement), by certified cheque or wire transfer of immediately available funds in favour of the Vendor or as the Vendor may direct in writing.

3.3 Interest on Deposit

Subject to the terms of this Agreement and the Escrow Agreement, each of the Deposits will be held in an interest‑bearing account or term deposit receipt with a Schedule “I” Canadian chartered bank, and the interest will accrue to the Purchaser’s benefit up to and including Closing and shall at the option of the Purchaser either be credited to the Purchaser on the statement of Adjustments or paid to the Purchaser as soon as possible following Closing, unless the Purchaser forfeits the Deposits pursuant to the terms of this Agreement, in which event the Vendor will be entitled to the interest.

3.4 Adjustments

(a) Adjustment Date. Adjustments for the Purchased Assets shall be made as of the Closing Date. Except as otherwise provided in this Agreement, the Vendor shall be responsible for all expenses and shall be entitled to all revenues accrued with respect to the Purchased Assets for the period ending on the day before the Closing Date. Except as otherwise provided in this Agreement, the Purchaser shall be responsible for all expenses and shall be entitled to all revenues accruing with respect to the Purchased Assets for the period from and including the Closing Date. The Closing Date shall be for the account of the Purchaser.

(b) Adjustment Items. The Adjustments for the Purchased Assets shall include, if applicable, realty taxes, local improvement rates and charges, water and assessment rates, prepaid amounts under the Assumed Contracts, current amounts payable under the Assumed Contracts, operating costs, utilities, utility deposits, fuel, licenses necessary for the operation of the Property, and all other items normally adjusted between a vendor and purchaser in respect of the sale of property similar to the Property. The Adjustments for the Purchased Assets shall also include the other matters referred to in this Agreement stated to be the subject of adjustment and, notwithstanding the foregoing, shall exclude the other matters referred to in this Agreement stated not to be the subject of adjustment.

(c) Statement of Adjustments. A statement of Adjustments shall be delivered to the Purchaser by the Vendor at least five (5) Business Days prior to the Closing Date. Upon request by the Purchaser, the Vendor shall give the Purchaser such backup materials as are reasonably required in order to verify the statement of Adjustments.

(d) Readjustment. If the final cost or amount of an item which is to be adjusted has not been determined at Closing, then an initial calculation or adjustment for such item shall be made at Closing, such amount to be estimated by the Vendor, acting reasonably, as of the Closing Date on the basis of the best evidence available at Closing as to what the final cost or amount of such item will be. In each case, when such cost or amount is determined (such determination to be made as soon as possible and in any event prior to the first anniversary of Closing), the Vendor or the Purchaser shall, within thirty (30) calendar days of determination, provide a complete statement thereof to the other party and within thirty (30) calendar days thereafter, the Vendor and the Purchaser shall make a final adjustment as of the Closing Date for the item in question. All claims for re-adjustments must be made within twelve (12) months following Closing; provided, however, that after the expiry of such period, the Adjustments made by the parties shall be final and binding. In the absence of agreement by the parties, the final cost or amount of an item shall be determined by independent auditors, acceptable to the Vendor and the Purchaser, acting reasonably, with the cost of such auditors’ determination being shared equally between the Vendor and the Purchaser.

(e) Readjustments re Realty Taxes. Notwithstanding the foregoing Section 3.4(d), the parties confirm and agree that following the Closing and due to the severance of the Purchased Lands from the Vendor Lands as contemplated herein, the Purchased Lands and the Remainder Lands will continue to be assessed together until such time as the Purchased Lands are separately assessed, and the Vendor will therefore continue to receive realty tax bills which will include realty tax amounts for both the Purchased Lands and the Remainder Lands (the “Tax Bills”). The parties therefore confirm and agree that following the Closing Date and until such time as the Purchased Lands and Remainder Lands are separately assessed for realty taxes, the parties’ respective proportionate shares of the realty taxes shall be calculated in accordance with the following proportionate shares, calculated based on current use of the Purchased Lands and Remainder Lands as at the Effective Date:

(i) Proportionate Share of Tax Bills attributable to the Remainder Lands = 27.6%

(ii) Proportionate Share of Tax Bills attributable to the Purchased Lands = 72.4%,

subject only to any increase in the taxes due to a change in use or tax class as a direct result of the Purchaser's purchase of the Purchased Lands, due to a change to or increase in use of the Remainder Lands by the Vendor or due to a change to or increase in use of the Purchased Lands. For clarity, neither party shall be liable for any increase in taxes due an increase in value, change in use, or change in tax class of the other Party’s lands.

The Vendor covenants and agrees that following the Closing Date and until such time as the Purchased Lands and the Remainder Lands are separately assessed for realty taxes, it shall provide to the Purchaser, promptly upon receipt, true copies of all Tax Bills, together with any correspondence and any other documentation relating thereto which comes into the possession or control of the Vendor following the Closing Date. The parties covenant and agree with the other that on or before the due date for each instalment of realty taxes, each party will remit their proportionate share of realty taxes owing directly to the appropriate Governmental Authority as provided for on each Tax Bill.

The provisions of this Section 3.4 shall not merge on, but shall survive Closing.

3.5 Allocation of Purchase Price

The Vendor and the Purchaser agree in good faith to use reasonable efforts to agree, by the Closing Date, upon the allocation of the Purchase Price among the Purchased Assets. If no such agreement is reached by Closing, each of the Vendor and the Purchaser shall be free to make its own allocation.

3.6 Realty Tax Appeals & Efforts to Reduce Taxes

(a) To the extent the Purchaser receives payment of any refund or reassessment of realty taxes for any period up to but not including the Closing Date, the Purchaser shall hold such refund or reassessment payment in trust for the Vendor and shall deliver to the Vendor such payment cheques forthwith upon receipt. Similarly to the extent the Purchaser is reassessed and is required to pay an increase in taxes for any period up to but not including the Closing Date, the Vendor shall be responsible for and shall pay such tax increase.

(b) The Vendor agrees to cooperate in good faith with the Purchaser during the period from the Effective Date until such time as the Purchased Lands and the Remainder Lands are separately assessed, with respect to any efforts of the Purchaser to reduce the taxes owing with respect of the Purchased Assets, including but not limited to: (i) providing current and historical tax-related information or materials relating to the Purchased Assets within the possession of the Vendor to the Purchaser upon request; and (ii) consenting to, and cooperating with, the Purchaser in filing an appeal to the Assessment Review Board or an application to the relevant Court, should the Purchaser deem such an appeal or application necessary in order to seek the lowest possible assessment and property tax position possible for the Purchased Lands, provided that (x) all reasonable out of pocket expenses actually incurred by the Vendor in connection with its obligations under (ii) shall be reimbursed by the Purchaser, and (y) the Vendor shall not be obligated to authorize, consent or cooperate in any appeal or application if the Vendor determines, acting reasonably, that there is a reasonable probability that such appeal or application will result in material adverse tax consequences for the Vendor (including the Vendor’s capacity as owner of the Remainder Lands).

(c) The Vendor further agrees to cooperate in good faith with the Purchaser to provide information, as reasonably requested by the Purchaser from time to time, to the Municipal Property Assessment Corporation (MPAC) as required in order for MPAC to separately assess the Purchased Lands and the Remainder Lands as soon as practicable following the severance of the Purchased Lands.

The provisions of this Section 3.6 shall not merge on, but shall survive Closing.

Article 4
DUE DILIGENCE AND INSPECTIONS

4.1 Due Diligence Period

The Purchaser and its Representatives shall have up to 5 pm ET on the first Business Day that is thirty (30) calendar days following the Effective Date (the “Due Diligence Period”) to: (a) obtain any necessary internal approvals for the Purchaser to consummate the transaction contemplated herein, including approval from The Hershey Company’s Board of Directors (the “Internal Approval Condition”); (b) finalize the Final List of Chattels and Final List of Excluded Chattels; and (c) examine the Purchased Assets, conduct searches, verify compliance with Applicable Laws and zoning, conduct tests, review financial information and other documents or information relating to the Purchased Assets (including the Vendor Deliveries and the Decommissioning Report) and otherwise satisfy itself, in its sole and absolute discretion, with the Purchased Assets (together with the Internal Approval Condition, the “Due Diligence Condition”).

During the Due Diligence Period, the Purchaser may elect to cancel this Agreement in accordance with Section 4.2.

4.2 Cancellation during Due Diligence Period

If the Purchaser is not satisfied, in its absolute discretion, with any aspect of the Purchased Assets or with the results of its review of the Vendor Deliveries or of any test, review or inspection carried out in respect of any part of the Purchased Assets, the Purchaser may elect to cancel this Agreement at any time before the last day of the Due Diligence Period (the “Due Diligence Date”) by delivery of written notice from the Purchaser or its solicitors to the Vendor or the Vendor’s Solicitors to this effect, without liability to the Purchaser for such termination save and except for its obligation to repair and indemnify pursuant to the Access Agreement.

Upon delivery of a termination notice within the Due Diligence Period in accordance with this Section, the First Deposit and the Second Deposit paid by the Purchaser, together with all interest earned or accrued thereon, will be immediately returned to the Purchaser without deduction or set-off, and the Purchaser’s termination will be without liability to the Purchaser, save and except for its obligation to repair and indemnify pursuant to the Access Agreement. If the Purchaser is satisfied, in its sole and absolute discretion, with the results of its review of the Purchased Assets, it will deliver written notice to the Vendor or its solicitors (the “Acceptance Notice”) to this effect or otherwise waive the condition in its favour contained in Section 7.1(a) below on or before the Due Diligence Date. If no such Acceptance Notice or waiver is delivered to the Vendor on or before the Due Diligence Date, the Purchaser will be deemed to have elected to terminate this Agreement and the First Deposit and the Second Deposit, together with interest earned or accrued thereon, will be immediately returned to the Purchaser without deduction or set-off, and the Purchaser’s termination will be without liability to the Purchaser, save and except for its obligation to repair and indemnify pursuant to the Access Agreement.

4.3 Extended Due Diligence Period

Notwithstanding the foregoing Sections 4.1 and 4.2, in the event that prior to the expiration of the Due Diligence Period, the Purchaser provides the Vendor with written notice confirming that it has determined, acting in good faith and in consultation with its consultants, that it requires additional time to complete its due diligence, finalize the Final List of Chattels and Final List of Excluded Chattels, or obtain the Internal Approval Condition (the “Extended Due Diligence Notice”), and provided that the Purchaser provides the Extension Deposit to the Agent in accordance with Section 3.2(c), Purchaser shall have up to thirty (30) additional calendar days, subject to the balance of this paragraph (the “Extended Due Diligence Period”) following the Due Diligence Date to continue to examine the Purchased Assets, conduct searches, verify compliance with Applicable Laws and zoning, conduct tests, review financial information and other documents or information relating to the Purchased Assets, finalize the Final List of Chattels and Final List of Excluded Chattels, and otherwise satisfy itself, in its sole and absolute discretion, with the Purchased Assets and to the extent necessary, obtain the Internal Approval Condition (the “Extended Due Diligence Condition”). Notwithstanding the foregoing, the Purchaser confirms and agrees that the Extended Due Diligence Period may not be extended past the last Business Day in the month of September, 2023 and therefore the latest possible Extended Due Diligence Date would be the last Business Day in the month of September, 2023.

For the avoidance of doubt, Purchaser’s waiver or satisfaction of the Extended Due Diligence Condition shall be deemed to be a waiver of the Due Diligence Condition.

4.4 Cancellation During Extended Due Diligence Period

If the Purchaser is not satisfied, in its absolute discretion, with any aspect of the Purchased Assets or with the results of its review of the Vendor Deliveries or of any test, review or inspection carried out in respect of any part of the Purchased Assets, the Purchaser may elect to cancel this Agreement at any time during the Extended Due Diligence Period by delivery of written notice from the Purchaser or its solicitors to the Vendor or the Vendor’s Solicitors to this effect, without liability to the Purchaser for such termination save and except for its obligation to repair and indemnify pursuant to the Access Agreement.

Upon delivery of a termination notice within the Extended Due Diligence Period in accordance with this Section, the First Deposit, the Extension Deposit and the Second Deposit paid by the Purchaser, together with all interest earned or accrued thereon, will be immediately returned to the Purchaser without deduction or set-off, and the Purchaser’s termination will be without liability to the Purchaser, save and except for its obligation to repair and indemnify pursuant to the Access Agreement. If the Purchaser is satisfied, in its sole and absolute discretion, with the results of its review of the Purchased Assets, it will deliver an Acceptance Notice to this effect or otherwise waive the condition in its favour contained in Section 7.1(a) below on or before the expiration of the Extended Due Diligence Period (the “Extended Due Diligence Date”). If no such Acceptance Notice or waiver is delivered to the Vendor on or before the Extended Due Diligence Date, the Purchaser will be deemed to have elected to terminate this Agreement and the First Deposit, the Extension Deposit and the Second Deposit, together with interest earned or accrued thereon, will be immediately returned to the Purchaser without deduction or set-off, and the Purchaser’s termination will be without liability to the Purchaser, save and except for its obligation to repair and indemnify pursuant to the Access Agreement.

4.5 Title Examination and Requisitions

On Closing, title to the Property will be good and free from all Encumbrances, except for the Permitted Encumbrances. The Purchaser will be allowed until the Due Diligence Date (or the Extended Due Diligence Date, if and as applicable) to examine the title to the Property at the Purchaser’s expense. If, during that time, any valid objection to title is made in writing to the Vendor which the Vendor is unable to remove or satisfy and which the Purchaser will not waive, this Agreement will, notwithstanding any intermediate acts or negotiations in respect of such objections, be terminated, save and except for the Purchaser’s obligation to repair and indemnify pursuant to the Access Agreement, and the First Deposit, the Extension Deposit (if and as applicable), and the Second Deposit, together with interest that has been earned or accrued thereon will be immediately returned to the Purchaser without deduction. Notwithstanding the period of time limited in this Section for the examination of title, the Purchaser’s right to make further requisitions on title and submit any valid objections with respect to title is reserved if any document is registered against title to the Property after the Purchaser completes its examination thereof after the Effective Date and save for any objection going to the root of title or Encumbrances arising after the expiration of the Due Diligence Date (or the Extended Due Diligence Date, if and as applicable).

Article 5
REPRESENTATIONS, WARRANTIES AND COVENANTS

5.1 Representations and Warranties of Vendor

The Vendor represents and warrants to and in favour of the Purchaser that, as of the Effective Date and as of the Closing Date:

(a) Title. The Vendor is the registered owner of the Property, free and clear of all Encumbrances, save and except the Permitted Encumbrances;

(b) Enforceability of Obligations. This Agreement has been validly executed and delivered by the Vendor and is a valid and legally binding obligation of the Vendor, enforceable against the Vendor in accordance with its terms;

(c) Residence. The Vendor is not a non-resident of Canada for the purposes of the Income Tax Act (Canada);

(d) Family Law Act. Neither the Property nor any part thereof have ever been occupied by the Vendor or by an officer, director or shareholder of the Vendor or by any of their respective spouses as a matrimonial home within the meaning of the Family Law Act (Ontario);

(e) No Bankruptcy. The Vendor (i) is not an insolvent person within the meaning of the Bankruptcy and Insolvency Act (Canada) or the Winding-up and Restructuring Act (Canada), (ii) has not made an assignment in favour of its creditors or a proposal in bankruptcy to its creditors or any class thereof, (iii) has not had any petition for a receiving order presented in respect of it, and (iv) has not initiated proceedings with respect to a compromise or arrangement with its creditors or for its winding up, liquidation or dissolution;

(f) Construction Liens. The Vendor will not, as of the Closing Date, have any outstanding indebtedness, including for labour or materials, to any person which might by operation of law or otherwise constitute a construction lien against the Property or any part thereof;

(g) Leases. No Person (except for the Purchaser) has any written or oral agreement, option, understanding or commitment, or any right or privilege capable of becoming an agreement, for (i) the purchase from the Vendor, or, to the knowledge of the Vendor, any predecessor in title, of the Purchased Assets, or any part thereof; or (ii) the lease of the Purchased Assets, or any part thereof;

(h) Proceedings. To the Vendor’s knowledge, there are no appeals, suits, audits, investigations, requests for information or similar proceedings for realty taxes now pending or threatened against the Vendor with respect to the Property, except as disclosed to the Purchaser with the Vendor Deliveries;

(i) Assumed Contracts & TSA Contracts. The Assumed Contracts and the TSA Contracts are made between the Vendor and arm’s length third parties and the Vendor is not in default of any of its payment or other material obligations thereunder and to the best of the Vendor’s knowledge and belief, the Assumed Contracts and the TSA Contracts are in good standing and there is no default by the other parties thereunder for any payments or other material obligations;

(j) Environmental.

(A) Copies of all existing assessments, audits and reports and the written results of any investigations, tests and/or inspections relating to the environmental condition of the Property (and including but not limited to any investigations, tests and/or inspections relating to the Irradiation Equipment) in the possession or control of the Vendor have been delivered to the Purchaser as part of the Vendor Deliveries;

(B) The Vendor is not aware that (i) any underground storage tanks are now located on the Property, and (ii) the Property has ever been used as a landfill site or to store, either above or below ground, gasoline, oil or any other Hazardous Substance;

(C) The Vendor has not received any written notice from any Governmental Authority of non-compliance with Environmental Laws;

(D) The Vendor has not used the Property, or permitted it to be used, to generate, manufacture, refine, treat, transport, store, handle, dispose, deposit, transfer, produce or process Hazardous Substances except in compliance, in all material respects, with all Environmental Laws;

(E) In connection with the Property the Vendor has never been convicted of an offence for non-compliance with any Environmental Laws or been fined or otherwise sentenced or settled such prosecution short of conviction;

(F) The Vendor has not defaulted, in any material respect, in making any report required by any Environmental Law to any Governmental Authority on the happening of a substantial occurrence relating to the Property;

(G) In connection with the Property, the Vendor has not caused or permitted, and has no knowledge of, the Release of any Hazardous Substances on the Property. All wastes and other materials and substances disposed of, treated or stored on or off site at the Property by the Vendor, whether hazardous or non-hazardous, have been disposed of, treated and stored in compliance, in all material respects, with all Environmental Laws;

(H) In connection with the Property the Vendor has not received any written notice nor does it have knowledge of any notice that it is a potentially responsible party for a federal, provincial, municipal or local clean-up site or correction action under any Environmental Law;

(I) The Vendor has maintained all environmental and operating documents and records relating to the Property substantially in the manner and for the time periods required by any Environmental Laws and has no knowledge of an environmental audit being conducted of the Property. For purposes of this clause, an environmental audit shall mean any evaluation, assessment, study or test performed at the request of or on behalf of a Governmental Authority, including, but not limited to, a public liaison committee; and

(J) Prior to Closing, the Irradiation Equipment will have been removed from the Purchased Lands in accordance with all Environmental Laws and all other Applicable Laws.

(k) No Employees. There will be no salaried or contract employees of the Vendor for whom the Purchaser will be required to assume any responsibility or liability on the Closing Date.

(l) No Litigation. There is no litigation outstanding or, to the Vendor’s knowledge, threatened against the Vendor with respect to the Property;

(m) No Expropriation. The Vendor has not received notice of any expropriation or condemnation affecting the Property;

(n) Financial Records. The operating statements provided to the Purchaser in the Vendor Deliveries have been prepared in accordance with generally accepted accounting principles consistently applied and present fairly the revenues and expenses relating to the Property for the period to which they relate;

(o) Brokers. The Vendor has not engaged any real estate agent or broker in connection with this Agreement or the Property;

(p) Chattels. On Closing, the Chattels will be clear of any encumbrances;

(q) Excluded Chattels. All Excluded Chattels, except for Remaining Vendor Confidential Documents, will have been removed from the Property prior to Closing and any damage caused by such removal will have been repaired by Vendor;

(r) Work Orders & Open Permits. To the Vendor’s knowledge, there are no outstanding work orders, open permits, deficiency notices or other notices from any competent Governmental Authority requiring work to be done, or money to be spent on the Property, other than the Open Permits. The Vendor covenants and agrees to arrange for the Open Permits to be closed prior to Closing.

(s) Closure of Work Orders & Open Permits. If any other work order or open permit arises prior to Closing, the Vendor covenants and agrees to clear such order(s) and close such permit(s) prior to Closing; and

(t) Disclosure. The Vendor has not deliberately withheld any information relating to the Purchased Assets for the purposes of misleading the Purchaser.

5.2 Indemnity Re Construction Liens

The Vendor shall indemnify and hold harmless the Purchaser from and in respect of any and all Claims for work or services or for liens or deficiencies in holdbacks required to be retained under the Construction Act (Ontario) affecting the Vendor’s interest in the Property with respect to any work or services provided to the Property contracted before or performed before the Closing Date.

Article 6
Representations and Warranties AND COVENANTS of Purchaser

6.1 Representations and Warranties of Purchaser

The Purchaser represents and warrants to and in favour of the Vendor, as of the Effective Date and as of the Closing Date:

(a) Corporate Status. The Purchaser is a corporation duly incorporated and subsisting under the laws of the jurisdiction under which it was incorporated and has all necessary corporate power, authority and capacity to enter into this Agreement and all other agreements contemplated by this Agreement and to perform its obligations under this Agreement and all other agreements contemplated by this Agreement;

(b) Authorization. The execution and delivery of this Agreement and all other agreements contemplated by this Agreement by the Purchaser and the consummation of the transaction contemplated by this Agreement by the Purchaser have been or will be as at the Closing Date duly authorized by all necessary corporate action on the part of the Purchaser;

(c) No Breach of Instruments or Laws. Neither the entering into nor the delivery of this Agreement nor the completion by the Purchaser of the transactions contemplated hereby will conflict with, or constitute a default under, or result in a material violation of (i) any of the provisions of the constating documents or by‑laws of the Purchaser, or (ii) any Applicable Laws;

(d) Enforceability of Obligations. This Agreement has been validly executed and delivered by the Purchaser and is a valid and legally binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms;

(e) No Bankruptcy. The Purchaser (i) is not an insolvent person within the meaning of the Bankruptcy and Insolvency Act (Canada) or the Winding-up and Restructuring Act (Canada), (ii) has not made an assignment in favour of its creditors or a proposal in bankruptcy to its creditors or any class thereof, (iii) has not had any petition for a receiving order presented in respect of it, and (iv) has not initiated proceedings with respect to a compromise or arrangement with its creditors or for its winding up, liquidation or dissolution;

(f) HST. The Purchaser is or will be before Closing a HST registrant under the Excise Tax Act (Canada) and will provide its registration number to the Vendor on or before the Closing Date;

(g) Brokers. The Purchaser has not engaged any real estate agent or broker in connection with this Agreement or the Property, except the Purchaser’s Broker; and

(h) Regulatory Approvals and Consents. No approval or consent of any Governmental Authority is required in connection with the execution, delivery and performance of this Agreement by the Purchaser.

6.2 Non-Waiver

No investigations made by or on behalf of the Vendor or the Purchaser at any time shall have the effect of waiving, diminishing the scope of or otherwise affecting any representation or warranty made by the other party pursuant to this Agreement. Prior to Closing, each party covenants to give written notice to the other party if it becomes aware of any breach of any representation or warranty given by the other party contained in this Agreement, and if such party completes the transactions contemplated by this Agreement, it will have been deemed to have waived the condition in Section 7.1(h) in the case of a Vendor’s representation or warranty or the condition in Section 7.2(b) in the case of a Purchaser’s representation or warranty. No waiver of any condition or other provision contained in this Agreement, in whole or in part, shall constitute a waiver of any other condition or provision (whether or not similar) nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

6.3 Survival

The representations and warranties contained in this Agreement, shall remain in full force and effect for the benefit of the Purchaser and the Vendor, respectively, for a period of one (1) year following the Closing Date and shall be of no further force and effect thereafter, except to the extent that written notice of a Claim has been made thereunder prior to the expiry of such one (1) year period.

6.4 HST

The Purchaser covenants and agrees that it will be responsible for and pay any HST payable in connection with the transaction contemplated hereunder. If HST is exigible on the transaction contemplated hereunder then, subject as is herein provided, it is the Vendor's obligation to collect the HST, and the Purchaser's obligation to pay the HST, on Closing. Notwithstanding the foregoing, the Vendor shall not collect the HST from the Purchaser in respect of the portion of the Purchase Price for which the Purchaser is entitled to self-assess in accordance with the provisions of the Excise Tax Act (Canada) with respect to such HST, provided the Purchaser shall indemnify and save harmless the Vendor with respect to the payment of HST and provided further that the Purchaser shall deliver, prior to Closing, its certificate confirming that (i) the Purchaser is a registrant under the Excise Tax Act (Canada), together with its HST registration number, (ii) such registered number is in good standing and has not been varied or revoked, (iii) the Property is being purchased by the Purchaser as principal for its own account and is not being purchased by the Purchaser as an agent, trustee or otherwise on behalf of or for another Purchaser, (iv) the Purchaser shall be liable for, shall self-assess and shall remit to the appropriate Governmental Authority all HST payable in respect of the transaction contemplated herein; and (v) the Purchaser will indemnify and save harmless the Vendor and its shareholders, directors, officers, employees, advisors and agents from any HST, penalty, interest or other amount which may be payable by or be assessed against the Vendor under the Excise Tax Act (Canada) as a result of or in connection with the Vendor’s failure to collect and remit any HST applicable on the sale and conveyance of the Purchased Assets to the Purchaser by the Vendor. This Section shall survive and not merge on Closing.

6.5 Employees

Except as provided in the Transition Services Agreement or as mutually agreed upon between the parties, the Purchaser shall not, directly or indirectly, solicit for employment any person who is employed by the Vendor, or who performs functions on behalf of the Vendor that are similar to those ordinarily performed by employees, and that, in each case, becomes known to the Purchaser in connection with arrangements contemplated under this Agreement or the Transition Services Agreement, or to whom the Purchaser otherwise comes into contact with in connection with the arrangements contemplated under this Agreement or the Transition Services Agreement; provided that the foregoing shall not apply to the solicitation of employment of any person where contact with the Purchaser is initiated by such person in response to an advertisement published by the Purchaser in a newspaper, magazine, trade publication or other publication or by electronic means, such as posting on the Internet, and that is available to the general public, or any other solicitation by a recruiting firm or agency that is not specifically targeted at any one or more employees or consultants of the Vendor. This provision shall not merge but shall survive Closing for a period ending on the later of: (i) six (6) months or (ii) the end of the term of the Transition Services Agreement..

Article 7
CONDITIONS AND CONSENTS

7.1 Conditions of the Purchaser

The obligations of the Purchaser to complete the transaction contemplated by this Agreement on Closing shall be subject to the following conditions:

(a) Due Diligence Date (or Extended Due Diligence Date). By the expiry of the Due Diligence Period (or the Extended Due Diligence Period, if and as applicable), the

Purchaser shall be satisfied, in its absolute discretion, with its review of the Vendor Deliveries, title to the Property, the Final List of Chattels and Final List of Excluded Chattels, and the results of such searches, inspections and tests that the Purchaser conducted, in its sole discretion with respect to the Purchased Assets and the Purchaser shall have obtained the internal approvals described in Section 4.1(a);

(b) Irradiation Equipment. On or before Closing:

(i) the Irradiation Equipment shall have been removed from the Purchased Lands in accordance with all Applicable Laws; and

(ii) the Purchaser shall have received a copy of the decommissioning report from Mevex Corporation, addressed to the Vendor, in form and substance satisfactory to the Purchaser in its sole and absolute discretion, confirming that the Irradiation Equipment was removed in compliance with all Applicable Laws (the “Decommissioning Report”).

(c) Planning Act Compliance. On or before the date which is ten (10) Business Days prior to the Closing Date (the “Planning Act Compliance Deadline”), the Vendor shall have obtained Planning Act Compliance.

(d) Title. On the Closing Date, title to the Property shall be free and clear of all Encumbrances other than the Permitted Encumbrances;

(e) Consents. On or before the Closing Date, all material consents, approvals and assumptions required under the Assumed Contracts, the Permitted Encumbrances or under any other agreement affecting the Purchased Assets shall have been obtained and delivered to the Purchaser and entered into by all necessary parties. Notwithstanding the foregoing, to the extent a consent for an assignment of any Assumed Contract is required but not obtained by the Closing Date, the Vendor shall provide the services provided under such Assumed Contract to the Purchaser pursuant to the Transition Services Agreement until such time as the applicable consent is obtained or the Purchaser enters into a separate agreement with the applicable service provider, except in the case of any Consent required under any Assumed Contracts, Permitted Encumbrances or any other agreement affecting the Purchased Assets that (i) is required for Purchaser to occupy the Property on the Closing Date in accordance with all Applicable Laws; and/or (ii) is required in order for the Purchaser to obtain title insurance coverage with respect to the applicable Assumed Contract, Permitted Encumbrance or other agreement affecting the Purchased Assets, and in either case such Consent shall be obtained and delivered to the Purchaser prior to the Closing Date;

(f) Termination of Non-Assumed Contracts. On or before the Closing Date, the Vendor, at its own cost and expense, having terminated, all contracts and operating agreements in respect of the Property, including, but without limitation, all service and management agreements relating to the operation of the Property together with all guarantees, warranties and indemnities in connection therewith, other than the Assumed Contracts and the TSA Contracts;

(g) Performance of Obligations. On the Closing Date, all of the material terms, covenants and conditions of this Agreement to be complied with or performed by the Vendor shall have been complied with or performed in all material respects on or before the times contemplated in this Agreement;

(h) Representations and Warranties. On the Closing Date, the representations and warranties of the Vendor set out in Section 5.1 shall be true and accurate in all material respects and the Vendor shall have delivered to the Purchaser a certificate of a senior officer of the Vendor, dated the Closing Date, to this effect.

The conditions set out in this Section 7.1 are for the sole benefit of the Purchaser and may be waived in whole or in part by the Purchaser, in its sole discretion, by written notice to the Vendor.

7.2 Conditions of the Vendor

The obligation of the Vendor to complete the transactions contemplated by this Agreement on Closing shall be subject to the following conditions:

(a) Performance of Obligations. On the Closing Date, all of the material terms, covenants and conditions of this Agreement to be complied with or performed by the Purchaser shall have been complied with or performed in all material respects on or before the times contemplated in this Agreement; and

(b) Representations and Warranties. On the Closing Date, the representations and warranties of the Purchaser set out in Article 6 shall be true and accurate in all material respects and the Purchaser shall have delivered to the Vendor a certificate of the Purchaser, executed by a senior officer of the Purchaser, dated the Closing Date, to this effect.

The conditions set out in this Section 7.2 are for the sole benefit of the Vendor, and may be waived in whole or in part by the Vendor, in its sole discretion, by written notice to the Purchaser.

7.3 Non‑Satisfaction of Conditions

(a) Closing Conditions for the Benefit of the Purchaser. If any of the conditions set out in Section 7.1 are not satisfied or waived on or before the Closing Date or such earlier date as provided for in Section 7.1, the Purchaser may terminate this Agreement by notice in writing to the Vendor, given on or before the Closing Date or such earlier date, as the case may be, in which event this Agreement shall be null and void and of no further force or effect whatsoever and the Purchaser shall be released from all of its liabilities and obligations under this Agreement (other than pursuant to the Access Agreement). However, the Purchaser may waive compliance with any of the conditions set out in Section 7.1 in whole or in part if it sees fit to do so, without prejudice to its rights of termination in the event of non-fulfilment of any other condition contained in Section 7.1 in whole or in part or to its rights to recover damages for the breach of any representation or warranty in accordance with this Agreement.

(b) Closing Conditions for the Benefit of the Vendor. If any of the conditions set out in Section 7.2 are not satisfied or waived on or before the Closing Date, the Vendor may terminate this Agreement by notice in writing to the Purchaser given on or before the Closing Date, in which event this Agreement shall be null and void and of no further force or effect whatsoever and the Vendor shall be released from all of its liabilities and obligations under this Agreement. The Vendor may waive compliance with any of the conditions set out in Section 7.2 in whole or in part if it sees fit to do so, without prejudice to its rights of termination in the event of non-fulfilment of any other condition contained in Section 7.2 in whole or in part or to its rights to recover damages for the breach of any representation or warranty in accordance with this Agreement.

(c) Closing Conditions. All conditions to be satisfied on Closing shall be deemed to be satisfied if Closing occurs.

7.4 Satisfaction of Conditions

Each party agrees to proceed in good faith and with promptness and reasonable diligence to attempt to satisfy those conditions contained in Section 7.1 and Section 7.2 that are within its control, acting reasonably.

7.5 Not Conditions Precedent

The conditions set out in Section 7.1 and Section 7.2 are conditions to the obligations of the parties to this Agreement and are not conditions precedent to the existence or enforceability of this Agreement.

Article 8
PREPARATION OF CLOSING DOCUMENTS

8.1 Vendor’s Closing Documents

On or before Closing, subject to the provisions of this Agreement, the Vendor shall cause to be prepared and the Vendor shall execute or cause to be executed and shall deliver or cause to be delivered to the Purchaser the following items:

(a) a registrable transfer/deed(s) of land for the Property transferring the Property to the Purchaser, or as it may direct in accordance with this Agreement, and containing the statements by the Vendor and its solicitors contemplated by Sections 50(22)(a) and (b) of the Planning Act (Ontario);

(b) a general conveyance with respect of the Chattels;

(c) the indemnity contemplated in Section 5.2;

(d) a certificate of an officer of the Vendor having personal knowledge of the facts declared wherein he or she certifies on behalf of the Vendor (and without personal liability) that, at Closing: (i) the Vendor is not a non-resident of Canada within the meaning and intended purpose of section 116 of the Income Tax Act (Canada), failing which the Purchaser will be credited against the Purchase Price with the amount necessary to pay to the Minister of National Revenue to satisfy the Purchaser’s liability under the Income Tax Act (Canada) for tax payable; (ii) the Vendor’s representations, warranties, contained in this Agreement are true and complete in all material respects; (iii) the Permitted Encumbrances have been complied with in all material respects; and (iv) such other matters relating to title that are typically addressed in certificates or declarations of possession historically given in real estate transactions in the Province of Ontario;

(e) the Assignment and Assumption of Assumed Contracts;

(f) the Assignment and Assumption of Permitted Encumbrances;

(g) the Assignment of Rights;

(h) the Assignment of Warranties;

(i) the Transition Services Agreement;

(j) an assignment of the Vendor Deliveries made available by the Vendor to the Purchaser during the Due Diligence Period (and Extended Due Diligence Period, if and as applicable) including, but not limited to, environmental reports and soil studies;

(k) To the extent not previously delivered to the Purchaser pursuant to Section 2.2 or otherwise, all material documents and agreements of the Vendor pertaining to the ownership, operation and development of the Property in the Vendor’s possession and control (including, without limitation operation and maintenance manuals, but excluding any books, files and records unique to cannabis production), along with all keys and access and alarm codes for the Property or any part thereof;

(l) directions to the other parties under the Assumed Contracts respecting the performance of obligations under such Assumed Contracts from and after the Closing Date;

(m) an undertaking by the Vendor to readjust the Adjustments;

(n) discharges of all Encumbrances which are not Permitted Encumbrances;

(o) a non-merger agreement with respect to the Vendor’s representations, warranties and covenants that are stated to survive Closing, as set out herein this Agreement;

(p) the Decommissioning Report; and

(q) such other transfers, assignments and documents relating to the completion of the transactions contemplated by this Agreement as the Purchaser may reasonably require to transfer title to the Purchased Assets from the Vendor to the Purchaser, all in form and substance satisfactory to the Purchaser and the Vendor, each acting reasonably and in good faith, provided that none of the Closing Documents shall contain covenants, representations or warranties that are in addition to or more onerous upon either the Vendor or the Purchaser than those expressly set forth in this Agreement.

8.2 Purchaser’s Closing Documents

On or before Closing, subject to the provisions of this Agreement, the Purchaser shall execute or cause to be executed and shall deliver or cause to be delivered to the Vendor the following items:

(a) the balance of the Purchase Price in the manner specified in Section 3.2(e);

(b) the Assignment and Assumption of Assumed Contracts;

(c) the Assignment and Assumption of Permitted Encumbrances;

(d) the Assignment of Rights;

(e) the Assignment of Warranties;

(f) the Transition Services Agreement;

(g) the HST Certificate and Indemnity;

(h) a certificate of the Purchaser executed by a senior officer of the Purchaser certifying that the representations and warranties of the Purchaser set out in this Agreement are true and accurate in all material respects as of the Closing Date;

(i) an undertaking by the Purchaser to readjust the Adjustments;

(j) a non-merger agreement with respect to any Purchaser’s representations, warranties and covenants that are stated to survive Closing, as set out herein this Agreement; and

(k) such further documentation relating to the completion of this Agreement as the Vendor may reasonably require,

all in form and substance satisfactory to the Purchaser and the Vendor, each acting reasonably and in good faith, provided that none of the Closing Documents shall contain covenants, representations or warranties that are in addition to or more onerous upon either the Vendor or the Purchaser than those expressly set forth in this Agreement.

8.3 Registration and Other Costs

The Vendor and the Purchaser shall each be responsible for the costs of their respective solicitors. The Purchaser shall be responsible for and pay all land transfer taxes payable on the transfer of the Property to the Purchaser, all registration fees payable in connection with the registration of the deeds or transfers or other documents or instruments referred to in Sections 8.1 and 8.2. The Purchaser shall be responsible for any title insurance and title endorsements obtained in connection with this transaction.

8.4 Transition Services Agreement

In order to facilitate an orderly transition of management services, security protocols and certain other services concerning the Property from the Vendor to the Purchaser, the Vendor agrees to provide transition services to the Purchaser commencing on the Closing Date, on terms and conditions to be set forth in a transition services agreement (the “Transition Services Agreement”) to be executed between the parties on or before the Closing Date. Purchaser and Vendor shall cooperate in good faith to negotiate the form of Transition Services Agreement as soon as reasonably practicable and no later than thirty (30) calendar days prior to the Closing Date, both parties acting with due dispatch. Purchaser’s counsel shall prepare the initial draft of the Transition Services Agreement and shall use its reasonable commercial efforts to provide the Vendor with a first draft of the Transition Services Agreement within seven (7) Business Days following the Effective Date. The Transition Services Agreement shall contain the key terms as set out in Schedule F.

8.5 Single Transaction

All documents and cheques shall be delivered in escrow on the Closing Date pending registration of the Closing Documents as reasonably required by the Purchaser’s Solicitors and the Vendor’s Solicitors. This transaction shall be completed electronically and in escrow according to the Land Registration Reform Act (Ontario) and the Electronic Registration Act (Ontario). Each party shall prepare its own portion of the electronic transfer/deed of land, at its own expense and shall pay the cost of registration and taxes on its own documents and in accordance with Section 8.3.

Where the transaction will be completed by electronic registration pursuant to Part III of the Land Registration Reform Act (Ontario), as well as the Electronic Registration Act (Ontario), inclusive of any amendments thereto, the Vendor and the Purchaser agree that the exchange of closing funds, non-registrable Closing Documents, as well as other items (the “Requisite Deliveries”) and the release thereof to the Vendor and Purchaser will (a) not occur at the same time as the electronic registration of the transfer/deed of land and any other documents intended and/or required to be registered in connection with the completion of the transaction contemplated herein, and (b) be subject to conditions whereby the Vendor’s Solicitors and the Purchaser’s Solicitors receiving any of the Requisite Deliveries shall be required to hold same in escrow and not release same except in accordance with the terms of a document registration agreement between such solicitors, the form of which shall be as recommended from time to time by the Law Society of Ontario, with such amendments as may be reasonably required and agreed to by the Purchaser’s Solicitors and the Vendor’s Solicitors. Such exchange of the Requisite Deliveries shall occur at such location as may be agreeable to the Purchaser’s Solicitors and the Vendor’s Solicitors.

8.6 Remaining Vendor Confidential Documents

The Vendor and the Purchaser acknowledge that there may be documents or materials located at the Property after Closing which contain proprietary or non-public information relating to the Vendor or its businesses and which were not removed from the Property prior to Closing, despite the Vendor using all reasonable efforts to remove same prior to Closing (“Remaining Vendor Confidential Documents”). Upon becoming aware of any such Remaining Vendor Confidential Documents located at the Property after Closing, the Purchaser shall notify the Vendor and the Vendor and its Representatives will be entitled to attend at the Property after Closing, at reasonable times and without interfering with the Purchaser’s use and enjoyment of the Property to retrieve same. In addition, upon the Vendor’s request, the Purchaser shall permit the Vendor and its Representatives to attend at the Property after Closing at reasonable times within the period that is sixty (60) days following the Closing Date, without interfering with the Purchaser’s use and enjoyment of the Property, to search for and retrieve any Remaining Vendor Confidential Documents which the Vendor reasonably believes are still located at the Property.

The Vendor acknowledges and agrees that notwithstanding Section 11.10, the Confidentiality Agreement or any other provision contained herein:

(d) the Purchaser shall be under no obligation to search the Property for Remaining Vendor Confidential Documents after Closing nor to review every piece of paperwork remaining at the Property on Closing to identify any potential Remaining Vendor Confidential Documents located therein;

(e) following Closing, the Purchaser will have third party contractors and other parties on site who may come across Remaining Vendor Confidential Documents, and notwithstanding any other provision contained herein, the Purchaser shall not be liable for any Remaining Vendor Confidential Documents falling into the hands of, being disposed by, or being otherwise dealt with by any such third party contractors or other parties on site after the Closing Date;

(f) while the Purchaser will make reasonable commercial efforts to identify Remaining Vendor Confidential Documents and notify the Vendor of same, the Purchaser is not privy to the business operations of the Vendor nor knowledgeable on cannabis production and therefore shall not be liable for misidentifying, misfiling, misplacing, disposing or otherwise dealing with the Remaining Vendor Confidential Documents; and

(g) the Vendor shall indemnify and hold the Purchaser harmless from and in respect of any and all Claims relating to (i) the Remaining Vendor Confidential Documents remaining at the Property following Closing; and (ii) the Vendor’s access to the Property in order to collect any Remaining Vendor Confidential Documents as provided for herein this Section 8.6.

The provisions of this Section 8.6 shall not merge on, but shall survive Closing, and shall be incorporated into the Transitional Services Agreement.

Article 9
OPERATION UNTIL CLOSING

9.1 Operation Until Closing

(a) Continued Management. During the Interim Period, the Vendor shall cause the Property to be maintained as would a prudent owner of a similar property having regard to the age of the Building and other relevant factors. During the Interim Period, the Vendor shall continue in force all policies of insurance currently maintained with respect to the Property and shall give all notices and present claims under all insurance policies in a timely fashion.

(b) Future Agreements. During the Due Diligence Period (and the Extended Due Diligence Period, if and as applicable) and/or the Interim period, the Vendor will not enter into any agreements or contracts relating to the Property or any agreements to lease or leases or subleases (collectively, for the purposes of this Section 9.1(b), the “New Agreements”) which will survive Closing without first obtaining the prior written approval of the Purchaser, which approval will not be unreasonably withheld. For the purposes of this Section 9.1(b), the Vendor will promptly deliver to the Purchaser a copy of all New Agreements affecting the Property as are from time to time proposed to be executed and all correspondence relating thereto, including sufficient financial information relating to any proposed tenant and/or contracting party to enable the Purchaser to make an informed consent decision. The Vendor will keep the Purchaser informed of all material developments in respect of the Purchased Assets, including any material requests received by the Vendor from any Governmental Authority.

(c) Termination of Agreements. The Vendor acknowledges and agrees that it will terminate, effective on the Closing Date, all contracts and operating agreements in respect of the Property, including, but without limitation, all service and management agreements relating to the operation of the Property together with all guarantees, warranties and indemnities in connection therewith, other than the Assumed Contracts and the TSA Contracts. The Purchaser will not assume or bear any costs associated with the termination of any such agreements.

(d) No Disclaimer or Competing Sale. In the event the Vendor initiates any proceeding with respect to a compromise or arrangement with its creditors or for its winding up, liquidation or dissolution, the Vendor shall not make any attempt to disclaim this Agreement or seek approval for any other competing sale transaction in connection to the Purchased Assets. This provision shall not merge but shall survive Closing for a period of two (2) years.

(e) Key Employees. The Vendor acknowledges and agrees that it shall not terminate the employment of any Key Employees, as set out in the List of Key Employees from time to time, without providing the Purchaser with a minimum of two (2) weeks prior written notice.

9.2 Risk

The Property shall be at the risk of the Vendor until completion of the transaction contemplated by this Agreement. If any loss or damage to the Property, in the aggregate of, in excess of $5,000,000, occurs on or before the Closing Date or if the Property or a material part of the Property is expropriated by a Governmental Authority, the Purchaser shall have the right, exercisable at its option, by notice in writing delivered to the Vendor within five (5) Business Days of notice being given by the Vendor to the Purchaser of the damage or expropriation or before the Closing Date, whichever is the earlier, to either terminate this Agreement or close this transaction in accordance with the provisions hereof. If the Purchaser fails to deliver such notice within such period, the Purchaser shall be deemed to have elected to proceed with the transaction in accordance with the provisions hereof. If the Purchaser terminates this Agreement, save and except in connection with the Purchaser’s obligation to repair and indemnify contained in the Access Agreement: (i) the Deposits, together with interest earned or accrued thereon, will be returned to the Purchaser without deduction or set‑off; (ii) this Agreement shall be null and void and of no further force or effect whatsoever, (iii) the Purchaser and Vendor shall be released from all of their liabilities and obligations under this Agreement. If the Purchaser elects to close the transaction in accordance with the provisions hereof, or if any loss or damage is not in excess of $5,000,000, or if any expropriation of the Property is not material, the Purchaser shall be entitled to receive the full amount of any insurance proceeds in respect of any loss or damage to any Property and all expropriation proceeds, and the Vendor shall so assign and release its interest in any such insurance proceeds and expropriation proceeds. In addition, the Purchase Price for the Property, as the case may be, shall be reduced by an amount equal to any deductible under the applicable insurance coverage if such deductible is not paid by the Vendor.

9.3 Exclusivity

In consideration of the time, effort and expenses to be undertaken by Purchaser in connection with the pursuit of the transaction contemplated herein, the parties agree that the Vendor shall deal exclusively with the Purchaser, its affiliates and each of their successors and assigns from the Effective Date and until the Closing Date (“Exclusivity Period”). During the Exclusivity Period, the Vendor shall not, and shall not authorize or permit any of its Representatives to, directly or indirectly: (i) solicit, initiate or take any action with the primary intent to facilitate or encourage any inquiries or the making of any proposal from a person or group of persons other than the Purchaser and its affiliates that may constitute, or could reasonably be expected to lead to, any direct or indirect acquisition of the Purchased Assets (an “Alternative Transaction”); (ii) enter into or participate in any discussions or negotiations with any person or group of persons other than Purchaser and its affiliates regarding an Alternative Transaction; or (iii) enter into an Alternative Transaction or any agreement, arrangement or understanding, including, without limitation, any letter of intent, term sheet, memorandum of understanding or other similar document, relating to an Alternative Transaction. The Vendor confirms that prior to the Effective Date and in accordance with the terms of the LOI, it has caused its Representatives to terminate all pre-existing discussions or negotiations with any person or group of persons other than Purchaser and its affiliates regarding an Alternative Transaction. Nothing herein shall prohibit or otherwise prevent the Vendor from discussing, entering into or consummating a transaction for all of or a majority of, the common shares of either Vendor or all or substantially all of the assets of the Vendor (either individually or collectively) (in either case, a “Sale of the Vendor’s Business”), provided that (i) such Sale of the Vendor’s Business is not entered into primarily as a means to diminish, defeat or otherwise circumvent the exclusivity obligations of the Vendor set forth herein; and (ii) any Sale of the Vendor’s Business shall be conditional upon the acquirer agreeing to be bound by the terms and conditions of this Agreement, as if the acquirer was the original vendor party to same.

9.4 Default

For clarity and notwithstanding any other provision contained herein:

(a) Vendor’s Default. If Vendor fails or refuses to perform its obligations under this Agreement, and such failure or refusal is not cured within ten (10) Business Days after Vendor’s receipt of notice of such failure from Purchaser, such period of time in no event to extend beyond the Closing Date, then Purchaser shall be entitled to the return of the Deposits, without restricting the exercise by Purchaser of any other legal or equitable right or remedy that Purchaser may have against Vendor as a result of Vendor’s default (including but not limited to specific performance and injunction).

(b) Purchaser’s Default. If Purchaser fails or refuses to perform its obligations under this Agreement, and such failure or refusal is not cured within ten (10) Business Days after Purchaser’s receipt of notice of such failure from Vendor, then Vendor shall as its sole and exclusive remedy (by providing written notice thereof to Purchaser) retain the Deposits as full, complete and final liquidated damages, and not as a penalty. Vendor and Purchaser hereby agree that it would be difficult, if not impossible, to ascertain the damages accruing to Vendor as a result of a default by Purchaser under this Agreement, but that the parties have agreed upon the Deposits paid prior to the default as a reasonable estimate thereof. The payment of said liquidated damages, therefore, shall constitute Vendor’s sole and exclusive remedy against Purchaser at law and in equity and shall be in lieu of the exercise by Vendor of any other legal or equitable right or remedy that Vendor may have against Purchaser as a result of Purchaser’s default.

Article 10
PLANNING ACT COMPLIANCE

10.1 Planning Act Compliance

(a) This Agreement is entered into subject to the express condition that it is to be effective only if the provisions of Section 50 of the Planning Act, as may be amended, are complied with.

(b) The Vendor confirms that it has entered into negotiations with the Town with respect to the Town Lands Conveyance and from and after the Effective Date, the Vendor shall diligently pursue the completion of the Town Lands Conveyance, at its own expense. The Vendor shall keep the Purchaser updated on the status of such negotiations.

(c) In the event that the Town Lands Conveyance has not been completed by August 21, 2023 (the “Apply for Consent Date”), the Vendor, at its own expense, shall apply for and thereafter diligently pursue (including the preparation of any necessary reference plans) a consent to sever the Purchased Lands from the relevant Governmental Authority pursuant to Part VI of the Planning Act, including the satisfaction of all conditions imposed by any Governmental Authority in respect of such consent, except for conditions which are not pre-approved by the Purchaser, acting reasonably (“Unacceptable Conditions”), provided that the Vendor shall, unless otherwise agreed upon by the Purchaser in writing, also diligently continue to pursue the completion of the Town Lands Conveyance in accordance with Section 10.1(b) after the Apply for Consent Date, and if the Town Lands Conveyance is obtained, the Vendor shall not have any obligation to apply for and pursue such consent under the Planning Act. The Purchaser is not acting unreasonably in this Section if it does not pre-approve a condition that would materially impede or interfere with the Purchaser’s intended use of the Purchased Lands. Where any pre-approved condition gives the Vendor options in the manner of fulfillment, the Purchaser will be given the opportunity to determine which option is selected. For clarity, the Vendor shall be obliged to make timely appeal of any refusal of consent or failure to make a decision by any Governmental Authority, defend any appeal at its expense, redraft and resubmit the severance application, and take all such other actions as required in order to obtain the Severance Consent. The Vendor shall keep the Purchaser informed as to the status of the application for Severance Consent and all related proceedings, and shall provide the Purchaser with the opportunity to attend at any hearings or preliminary planning meetings with the Governmental Authority, and to otherwise actively participate in the Severance Consent application process to the extent desired by the Purchaser. All materials prepared and submitted to the relevant Governmental Authority (including but not limited to any necessary reference plans) shall first be provided to the Purchaser for review and approval, acting reasonably.

10.2 Extension of the Closing Date

In the event that Planning Act Compliance has not been obtained by the Planning Act Compliance Deadline, then each of the Vendor and the Purchaser shall have the right to unilaterally extend the Planning Act Compliance Deadline and the Closing Date, one or more times, in each instance by a minimum of thirty (30) and maximum of ninety (90) calendar days, in order to facilitate obtaining Planning Act Compliance. Notwithstanding the foregoing, the Closing Date shall not be extended past September 30, 2024 (the “Outside Severance Date”).

10.3 Purchaser Self-Help Right

At any time after December 31, 2023, if: (a) the Town Lands Conveyance has not been completed and the Vendor has not obtained the Severance Consent; and (b) in the opinion of the Purchaser, acting reasonably, the Vendor is not diligently pursuing the Severance Consent, the Purchaser shall provide the Vendor with written notice setting out the basis for the Purchaser’s concerns. If after ten (10) calendar days following Vendor’s receipt of such notice, the Purchaser is not satisfied, acting reasonably, that the Vendor has addressed its noted concerns and recommenced diligent pursuit of the Severance Consent, then the Purchaser may at its option take over carriage of the severance consent application, and in such case the Vendor shall cooperate by providing the Purchaser with all severance consent materials in its possession, completing any and all required authorizations and assignment documentation required, and otherwise taking all steps necessary in order to give effect to the foregoing. For clarity, for the purposes of Section 53(1.1) of the Planning Act, as amended, this clause constitutes the Purchaser’s authorization in the above-described circumstances to make or continue the application for the Severance Consent. In such event, the Purchaser’s reasonable costs incurred in pursuing and obtaining the Severance Consent shall be deducted from the Purchase Price as an adjustment in favour of the Purchaser on the Statement of Adjustments on Closing.

10.4 Planning Act Compliance Not Obtained

Notwithstanding any other provision contained herein this Agreement,

(a) if by the Outside Severance Date, Planning Act Compliance has not been obtained, or is not expected to be obtained by the Outside Severance Date, in the reasonable opinion of the Purchaser, then the parties confirm and agree that the Purchaser shall at its option be entitled to cancel this Agreement by delivery of written notice from the Purchaser or its solicitors to the Vendor or the Vendor’s Solicitors to this effect, without liability to the Purchaser for such termination save and except for its obligation to repair and indemnify pursuant to the Access Agreement; and

(b) if Planning Act Compliance has not been obtained by the Apply for Consent Date, the parties will thereafter use commercially reasonable efforts to negotiate an agreement pursuant to which the Purchaser will have the option to purchase the whole of the Vendor’s Lands and lease back the Remainder Lands in the event that Planning Act Compliance is not obtained by the Outside Severance Date or is not expected to be obtained by the Outside Severance Date, in the reasonable opinion of the Purchaser. The parties acknowledge that any such agreement will be subject to the approval of the board of directors of the Vendor and the board of directors of the Purchaser.

Article 11
GENERAL

11.1 Joint and Several Liability of Vendor

Each of Canopy Growth Corporation and Tweed Inc. confirm and agree that they are each jointly and severally liable for the Vendor obligations provided for herein this Agreement.

11.2 Obligations as Covenants

Each agreement and obligation of the parties contained in this Agreement, even though not expressed as a covenant, shall be considered for all purposes to be a covenant.

11.3 Amendment of Agreement

No modification or amendment of this Agreement shall be binding unless executed in writing by the parties in the same manner as the execution of this Agreement.

11.4 Further Assurances

Each of the parties shall from time to time hereafter and upon any reasonable request of the other party, make or cause to be made all such further acts, deeds, assurances and things as may be required or necessary to more effectually implement and carry out the true intent and meaning of this Agreement.

11.5 Waiver

No waiver of any default, breach or non-compliance under this Agreement shall be effective unless in writing and signed by the party to be bound by the waiver or its solicitor. No waiver shall be inferred from or implied by any failure to act or delay in acting by a party in respect of any default, breach or non-observance or by anything done or omitted to be done by the other party. The waiver by a party of any default, breach or non-compliance under this Agreement shall not operate as a waiver of that party’s rights under this Agreement in respect of any continuing or subsequent default, breach or non-observance (whether of the same or any other nature).

11.6 Subdivision Control

This Agreement shall only be effective to create an interest in the Property if the subdivision control provisions of the Planning Act (Ontario), as amended, are complied with by the Vendor on or before the Closing Date.

11.7 Solicitors as Agents

Any notice, approval, waiver, agreement, instrument, document or communication permitted, required or contemplated by this Agreement may be given or delivered and accepted or received by the Purchaser’s Solicitors on behalf of the Purchaser and by the Vendor’s Solicitors on behalf of the Vendor, and any tender of Closing Documents and the balance of the Purchase Price may be made upon the Purchaser’s Solicitors and the Vendor’s Solicitors, as the case may be.

11.8 Non-Merger

Subject to any provision of this Agreement specifically stated to survive Closing or termination of this Agreement, all of the provisions of this Agreement shall merge on the Closing of the transaction contemplated herein.

11.9 Public Announcements

Subject to the requirements of any Applicable Laws, neither party will make any public announcement or statement with respect to this Agreement or the transaction contemplated hereby without the consent of the other party.

11.10 Confidentiality

“Confidential Information” means confidential information, including the terms and existence of this Agreement, any information that the Purchaser or Vendor makes available to the other in connection with this Agreement, including all of the Vendor Deliverables, and any other proprietary or non-public information. Each party shall keep the other party’s Confidential Information in strict confidence, and shall not disclose any Confidential Information, other than to its directors, officers, employees, attorneys, agents, and Representatives who need to know the Confidential Information for purposes of this Agreement, or discussing the transaction contemplated herein. Confidential Information does not include information that is: (a) otherwise public, so long as it did not become public due to a breach hereof; (b) known by the receiving party before the other party discloses it; (c) independently developed by the receiving party; or (d) disclosed by a source who does not have an obligation to treat the information as confidential. The parties each may disclose the other’s Confidential Information to the extent the parties are required to by law, regulation, or court or governmental order; but first, the party who is being required to disclose shall give the other party prompt and reasonable prior written notice of the disclosure, use reasonable efforts to resist disclosing the Confidential Information, and cooperate with the other party to limit such disclosure. This confidentiality provision survives termination of the Agreement, until such information is not considered confidential pursuant to the terms of this Agreement.

In addition to and without limiting the generality of the foregoing, the parties confirm and agree that this Agreement is subject to the Confidentiality Agreement, which continues in full force and effect regardless of any termination of this Agreement. The confidentiality obligations set forth in this Section 11.10 shall be in addition to and not in substitution of the obligations set forth in the Confidentiality Agreement, provided that in the event of an inconsistency between the Confidentiality Agreement and the terms herein this Agreement, the terms of the Confidentiality Agreement shall prevail. The parties confirm and agree that notwithstanding that Tweed Inc. is not a party to the Confidentiality Agreement, Tweed Inc. shall abide and be jointly and severally bound by the provisions of the Confidentiality Agreement applicable to Canopy Growth Corporation contained therein as if it had been an original party to the Confidentiality Agreement.

11.11 Expenses & Broker Commissions

Each party shall be responsible for its own legal and other expenses incurred in connection with the negotiation, preparation, execution, delivery and performance of this Agreement and the transactions contemplated by this Agreement. Notwithstanding the foregoing, the Vendor confirms and agrees that it is responsible (under separate agreement) to pay the Purchaser’s Broker any fees or commissions owing in respect of the purchase and sale of the Purchase Assets and to indemnify the Purchaser in respect of any Claims or demands thereof. The Purchaser represents and warrants to the Vendor that it has not engaged any real estate agent or broker in connection with this Agreement or the Property other than the Purchaser’s Broker and agrees to indemnify and save harmless the Vendor in respect of any Claims or demands for commission or fees made by any other agent or broker other than the Purchaser’s Broker claiming to have been so engaged by or on behalf of the Purchaser. The Vendor represents and warrants to the Purchaser that it has not engaged any real estate agent or broker in connection with this Agreement or the Property and agrees to indemnify and save harmless the Purchaser in respect of any Claims or demands for commission or fees made by any other agent or broker claiming to have been so engaged by or on behalf of the Vendor. Such indemnities shall survive the Closing hereof.

11.12 Assignment

The Purchaser shall not be entitled to assign this Agreement. Notwithstanding the foregoing, the Purchaser may assign this Agreement without the consent of the Vendor to an affiliate (as such term is defined in the Canada Business Corporations Act) of the Purchaser provided that contemporaneously with any assignment the Purchaser and the assignee deliver evidence satisfactory to the Vendor (acting reasonably) that the assignee is an affiliate (as such term is defined in the Canada Business Corporations Act) of the Purchaser and the assignee agrees in writing with the Vendor to assume and be bound by this Agreement, as purchaser, and the covenants and obligations of the Purchaser herein. In the event of any such assignment, on Closing, the Purchaser shall be released of any obligations in connection with this Agreement.

11.13 Successors and Assigns

All of the covenants and agreements contained in this Agreement shall be binding upon the parties and their respective successors and permitted assigns and shall enure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns pursuant to the terms and conditions of this Agreement.

11.14 Notices

Any notice, certificate, consent, determination or other communication required or permitted to be given or made under this Agreement shall be in writing and shall be effectively given and made if (i) delivered personally, (ii) sent by prepaid courier service, or (iii) sent by email, in each case to the applicable address set out below:

Purchaser:

Hershey Canada Inc.
5750 Explorer Drive, S. 500
Mississauga, ON
L4W 0B1

with a copies to:

Hershey Canada Inc.
19 East Chocolate Ave.
Attn: Legal Department
Hershey, PA 17033.

Email: legalnotices@hersheys.com
Attention: General Counsel

Miller Thomson LLP
One London Place
255 Queens Avenue, Suite 2010
London, Ontario N6A 5R8

Email: aatcheson@millerthomson.com
Attention: Aaron Atcheson

Vendor:

c/o Canopy Growth Corporation
1 Hershey Drive
Smiths Falls, ON
K7A 0A8

Email: contracts@canopygrowth.com
Attention: Chief Legal Officer

with a copy to:

Cassels Brock & Blackwell LLP
Suite 2100, Scotia Plaza
40 King Street West
Toronto, Ontario, M5H 3C2

Email: asalem@cassels.com
Attention: Andrew Salem

Any such communication so given or made shall be deemed to have been given or made and to have been received on the day of delivery if delivered, or on the day of sending by email, provided that such day in either event is a Business Day and the communication is so delivered or sent prior to 5:00 p.m. (Toronto Time) on such day. Otherwise, such communication shall be deemed to have been given and made and to have been received on the next following Business Day. Any party may from time to time change its address under this Section by notice to the other party given in the manner provided by this Section.

11.15 Email and Counterparts

The parties agree that this Agreement may be executed in any number of counterparts, each of which will be deemed to be an original and all of which taken together will be deemed to constitute one and the same instrument. This Agreement may be executed and delivered by electronic means and each of the parties may rely on such electronic execution as though it were an original hand-written signature.

[Signature page follows]

IN WITNESS WHEREOF the parties have executed this Agreement as at the Effective Date.

) ) ) ) ) ) ) ) ) ) ) ) )	HERSHEY CANADA INC.
	Per:	/s/ Bjork Hupfeld
Name: Bjork Hupfeld
Title: Treasurer

Per:
Name:
Title:
I/We have the authority to bind the corporation

) ) ) ) ) ) ) ) ) )	CANOPY GROWTH CORPORATION
	Per:	/s/ Christelle Gedeon
Name: Christelle Gedeon
Title: Chief Legal Officer

I have the authority to bind the corporation

) ) ) ) ) ) ) ) ) )	TWEED INC.
	Per:	/s/ Christelle Gedeon
Name: Christelle Gedeon
Title: Director

I have the authority to bind the corporation

Schedule
Legal Description of Vendor’s Lands

Municipal Address:	1 Hershey Drive, Smiths Falls, Ontario, K7A 0A8
PIN:	05265-0366 (LT)
Legal Description:

FIRSTLY: LOTS 78 TO 85 INCLUSIVE, PART OF LOT 86, PLAN 407 LANARK S MONTAGUE; PART OF LOTS 29 & 30, CONCESSION 3 MONTAGUE AS IN RS83599 & RS120713; SAVE & EXCEPT PART 2, RS65444 SECONDLY: PART OF LOT 29, CONCESSION 3 MONTAGUE AS IN RS154494; S/T MT7292, MT8964, RS116607; THIRDLY: PART OF LOT 29, CONCESSION 3 MONTAGUE DESIGNATED AS PARTS 1 & 2, 27R-1683, PARTS 2, 3, 4 & 5, 27R-1671; S/T RS90794 PARTIALLY RELEASED BY RS90796; S/T RS90795; FOURTHLY: PART OF LOT 29, CONCESSION 3 MONTAGUE DESIGNATED AS PART 1, 27R-11095; TOWN OF SMITHS FALLS

Schedule
PURCHASED LANDS

N
LOT 29
LOT 30
CONCESSION 4
WELLINGTON STREET
DUFFERIN STREET
CHAMBERS STREET
WILLIAM STREET
KENT ST
RIDEAU AVE
ROBINA AVENUE
RIDEAU AVENUE EAST
THOMAS STREET
SECOND STREET
THIRD STREET
FOURTH STREET
FIFTH STREET
LORNE STREET
KING ST
ELGIN ST
MARY ST
MCGILL ST
ELMSLEY ST
05270
05271
05266
05272
05265
05276
05273
05275
05274
05283
05284
05263
27R4074
27R7036
27R4005
27R1671
27R11095
27R2069
27R11096
27R223
0366
27R1683
27R2014
0362
27R8349
0375
0376
27R11477
27R123
0241
0294
LOT 27
LOT 28
EXP PLAN 107157
WALKER ROAD
LORNE ST
ALBERT ST
OLD SLYS RD
OAK STREET
PINE STREET
BEECH STREET
RYAN STREET
VINCENT ST
CARSS AVENUE
CANADA LANDS PLAN 69089
RIDEAU RIVER AND CANAL
PLAN 37581 (P-6018-5)

ServiceOntario

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FOR KYLE0001

SCALE

0 90 180 270 360 450 meters

PROPERTY INDEX MAP

LANARK(No. 27)

LEGEND

- FREEHOLD PROPERTY
- LEASEHOLD PROPERTY
- LIMITED INTEREST PROPERTY
- CONDOMINIUM PROPERTY
- RETIRED PIN (MAP UPDATE PENDING)
- PROPERTY NUMBER 0449
- BLOCK NUMBER 08050
- GEOGRAPHIC FABRIC
- EASEMENT

THIS IS NOT A PLAN OF SURVEY

NOTES

REVIEW THE TITLE RECORDS FOR COMPLETE PROPERTY INFORMATION AS THIS MAP MAY NOT REFLECT RECENT REGISTRATIONS

THIS MAP WAS COMPILED FROM PLANS AND DOCUMENTS RECORDED IN THE LAND REGISTRATION SYSTEM AND HAS BEEN PREPARED FOR PROPERTY INDEXING PURPOSES ONLY

FOR DIMENSIONS OF PROPERTIES BOUNDARIES SEE RECORDED PLANS AND DOCUMENTS

ONLY MAJOR EASEMENTS ARE SHOWN

REFERENCE PLANS UNDERLYING MORE RECENT REFERENCE PLANS ARE NOT ILLUSTRATED

Ontario

© Queen's Printer for Ontario, 2023

Parties hereto agree that the above is an approximation and serves as a visual reference only.

Schedule B-1
town lands

PIN:	Part of PIN 05265-0366 (LT)
Legal Description:	PART OF LOT 29, CONCESSION 3, GEOGRAPHIC TOWNSHIP OF MONTAGUE,TOWN OF SMITHS FALLS, COUNTY OF LANARK, DESIGNATED AS PART 1 ON PLAN 27R-11095

Schedule
VENDOR DELIVERIES

[***]

Schedule
Permitted Encumbrances

General Encumbrances

1. The exceptions and qualifications contained in Section 44(1) of the Land Titles Act, R.S.O 1990, and any amendments thereto or any successor legislation, except paragraph 11.

2. The reservations, limitations, provisos and conditions expressed in the original grant from the Crown.

3. Any registered easements or rights of way in favour of any Governmental Authority or public utility provided that none of the foregoing interfere in any material adverse respect with the current use of the Property and provided that there is no default thereunder known to the Vendor.

4. Inchoate liens for taxes, assessments, public utility charges, governmental charges or levies that have accrued but are not yet due and owing.

5. All registered agreements for utilities and services for hydro, water, heat, power, sewer, telephone or communications services serving the Property, provided none of the foregoing interfere in any material adverse respect with the current use of the Property, and provided that there is no default thereunder known to the Vendor.

6. Any unregistered easements, rights-of-way or other unregistered interests or claims not disclosed by registered title in respect of the provision of utilities or communications services to the Property.

7. Any encumbrance or registration attributable to the Purchaser.

8. Encumbrances respecting minor encroachments from the Property over neighbouring lands or by improvements on neighbouring lands and/or permitted under agreements with the owners of such other lands, provided they do not materially adversely affect the Property.

9. Title defects or irregularities which are of a minor nature and in the aggregate will not materially impair the use, operation or marketability of the Property.

Specific Encumbrances

1. Instrument No. BLS548 - Bylaw of the Town registered October 29, 1969 to designate an area of subdivision control.

2. Instrument No. RS110799 - Notice of Site Plan Control Agreement with the Town registered October 29, 1987, provided that the Vendor is not in default thereunder.

3. Instrument No. RS118479 - Notice of Site Plan Control Agreement with the Town registered October 29, 1987, provided that the Vendor is not in default thereunder.

4. Instrument No. RS194987 - Easement Agreement with the Town registered September 10, 1998, provided that the Vendor is not in default thereunder.

5. Instrument No. LC186478 - Notice of Site Plan Control Agreement with the Town registered June 4, 2018, provided that the Vendor is not in default thereunder.

6. Instrument No. LC195550 - Notice of Site Plan Agreement with the Town registered March 29, 2019, provided that the Vendor is not in default thereunder.

Schedule
Access Agreement

See Attached.

ACCESS AGREEMENT

ACCESS AGREEMENT (“Agreement”) between Tweed Inc. (“Tweed”) and Hershey Canada Inc. (the “Purchaser”).

RECITALS

A. Tweed is the owner of the real property located at 1 Hershey Drive, Smith Falls, Ontario, K7A 0A8 (“1 Hershey”).

B. Tweed and the Purchaser, among others, have been in discussions with respect to the Purchaser’s possible acquisition of that portion of 1 Hershey indicated in black outline on Schedule A, attached hereto (the “Property”).

C. The Purchaser wishes to conduct, either directly or indirectly through its Agents (as defined hereinafter), potentially intrusive testing of air quality, building materials, soils and groundwater at the Property or such other testing as Purchaser deems reasonably appropriate for property evaluation purposes (as further provided for herein, the “Testing”).

In consideration of the foregoing and the mutual promises contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Tweed and the Purchaser agree as follows:

1. Access to Premises. Tweed hereby grants the Purchaser and its Agents, including without limitation its environmental and building condition consultants, access to the Property for the purposes of allowing the Testing to be conducted. The Testing shall be conducted at the Purchaser’s sole expense and may include making and/or maintaining borings and monitoring wells and taking and analyzing soil and groundwater samples from the Property, and the taking and analyzing of air quality samples and sampling of building materials. Prior to conducting any Testing activities, the Purchaser shall engage with Tweed in respect of scheduling of the Testing or any ancillary activities on the Property, both parties acting reasonably in the scheduling of same. The Purchaser and its Agents, while on the Property, will comply with applicable laws and generally accepted safety procedures (including procedures and security requirements specific to the Property) and will not unreasonably interfere with the operations or any applicable occupancy of Tweed, its employees and agents at the Property. For the purpose of this Agreement, “Agents” shall mean Purchaser’s affiliates and each of its and their directors, officers, employees, contractors, consultants, agents, representatives and other professionals so retained or engaged in connection with the Testing or otherwise, and any sub-contractors of such Agents.

2. Term of Access. Either Tweed or the Purchaser may terminate this Agreement for any reason, upon five (5) business days’ prior written notice to the other party.

3. Waste Handling and Disposal. The Purchaser and/or its agents will characterize, handle, store, and properly dispose of any wastes that are generated by the Purchaser and its agents as a result of the Testing activities.

4. Assumption of Risk.

PURCHASER IS AWARE AND UNDERSTANDS THAT THE TESTING AND GENERAL ACCESS TO THE PROPERTY MAY INVOLVE RISKS, DANGERS AND HAZARDS, INCLUDING BUT NOT LIMITED TO THE RISK OF SERIOUS INJURY, DEATH OR PROPERTY DAMAGE. PURCHASER ACKNOWLEDGES THAT IT AND ITS AGENTS ARE VOLUNTARILY

PARTICIPATING IN THE ACTIVITIES. PURCHASER FREELY ACCEPTS AND FULLY ASSUMES ANY AND ALL OF THE RISKS, DANGERS AND HAZARDS INVOLVED AND THE POSSIBILITY OF INJURY, DEATH OR PROPERTY DAMAGE, EXCEPTING ONLY ANY INJURY, DEATH OR PROPERTY DAMAGE CAUSED BY THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF TWEED OR ITS RELEASEES.

Purchaser hereby expressly waives and releases any and all claims which it has or may have in the future against Tweed or Releasees arising out of or attributable to the Testing or its access to the Property due to any cause whatsoever, excepting only in the case of gross negligence or willful misconduct of Tweed or other Releasee, or a breach of any statutory or other duty of care which may be owed under occupiers liability legislation or otherwise. Purchaser covenants not to make or bring any such claim against Tweed or any other Releasee.

Purchaser expressly acknowledges the foregoing waiver: /s/ BH

5. Indemnification. The Purchaser hereby agrees to defend, indemnify and hold harmless Tweed and its affiliates and its and their shareholders, directors, officers, employees, agents and each of their respective successors and assigns (collectively, the “Releasees”), from and against any and all non-de minimis i) losses; ii) costs; iii) claims; iv) damages; or v) expenses, in each case arising out of, in connection with or resulting from the Testing and the Purchaser’s and its Agents access to the property, including but not limited to any actual or alleged injury, death, damage to the Property or any other claim, suit, action or proceeding brought by a third-party or any of Purchaser’s Agents (including Purchaser’s own employees and employees of its Agents), excepting only where such claim, loss, damage or expense arose as a result of Tweed or its affiliate’s gross negligence or willful misconduct.

6. Damage to Property. Purchaser further agrees that should it or any of its Agents destroy or damage the Property while accessing the Property or performing the Testing, Purchaser shall be solely responsible for such damage or destruction caused therein and shall promptly, at Tweed’s election, promptly make such repairs at Purchaser’s sole cost and expense, or promptly pay to Tweed the reasonably estimated costs for Tweed to make such repairs or replacements to the Property, as needed and evidenced by third party quotes or final invoices. In the event the closing of the contemplated purchase transaction occurs, Purchaser shall not be responsible for any such damage caused in connection with the Testing.

7. Successors and Assigns. This Agreement is binding upon and will inure to the benefit of the parties hereto and their respective successors and assigns.

8. Governing Law. This Agreement will be interpreted under the laws of the Province of Ontario.

9. Counterparts. This Agreement may be executed in one or more counterparts, all of which will be considered one and the same agreement.

IN WITNESS WHEREOF, Tweed and the Purchaser have executed this Agreement on this 12 day of May, 2023.

TWEED INC.

Per: /s/ Christelle Gedeon

Name: Christelle Gedeon

Title: Chief Legal Officer

I have the authority to bind the corporation

HERSHEY CANADA INC.

Per: /s/ Bjork Hupfeld

Name: Bjork Hupfeld

Title: Treasurer

I have the authority to bind the corporation

Schedule A

N
WELLINGTON STREET
DUFFERIN STREET
CHAMBERS STREET
CONCESSION 4
LOT 29
LOT 30
RIDEAU AVE
ROBINA AVENUE
THOMAS STREET
SECOND STREET
THIRD STREET
FOURTH STREET
FIFTH STREET
LORNE STREET
RIDEAU AVENUE EAST
WILLIAM STREET
KENT ST
KING ST
ELGIN ST
MARY ST
MCGILL ST
ELMSLEY ST
05270
05271
05266
05265
05272
05273
05276
05275
05274
05283
05284
05263
LOT 27
LOT 28
EXP PLAN 107157
27R4074
27R7036
27R4005
27R1671
27R11095
27R2069
27R11096
27R223
27R1683
27R2014
LOT 30
0366
0362
27R8349
0375
0376
27R11477
27R123
0294
0241
WALKER ROAD
LORNE ST
ALBERT ST
OLD SLYS RD
OAK STREET
PINE STREET
BEECH STREET
RYAN STREET
VINCENT ST
CARSS AVENUE
CANADA LANDS PLAN 69084
RIDEAU RIVER AND CANAL
LOT 29

ServiceOntario

PRINTED ON 15 MAR, 2023 AT 18:56:04
FOR KYLE0001

SCALE

0 90 180 270 360 450 meters

PROPERTY INDEX MAP

LANARK(No. 27)

LEGEND

- FREEHOLD PROPERTY
- LEASEHOLD PROPERTY
- LIMITED INTEREST PROPERTY
- CONDOMINIUM PROPERTY
- RETIRED PIN (MAP UPDATE PENDING)
- PROPERTY NUMBER 0449
- BLOCK NUMBER 08050
- GEOGRAPHIC FABRIC
- EASEMENT

THIS IS NOT A PLAN OF SURVEY

NOTES

REVIEW THE TITLE RECORDS FOR COMPLETE PROPERTY INFORMATION AS THIS MAP MAY NOT REFLECT RECENT REGISTRATIONS

THIS MAP WAS COMPILED FROM PLANS AND DOCUMENTS RECORDED IN THE LAND REGISTRATION SYSTEM AND HAS BEEN PREPARED FOR PROPERTY INDEXING PURPOSES ONLY

FOR DIMENSIONS OF PROPERTIES BOUNDARIES SEE RECORDED PLANS AND DOCUMENTS

ONLY MAJOR EASEMENTS ARE SHOWN

REFERENCE PLANS UNDERLYING MORE RECENT REFERENCE PLANS ARE NOT ILLUSTRATED

Ontario

© Queen's Printer for Ontario, 2023

Schedule
Transition Services Agreement Key Terms

[***]